UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Magellan Midstream Partners, L.P.

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One Williams Center

Tulsa, Oklahoma 74172

MICHAEL N. MEARS

CHAIRMAN OF THE BOARD, PRESIDENT

AND CHIEF EXECUTIVE OFFICER OF THE

GENERAL PARTNER

February 18, 2021

To our Limited Partners:

You are cordially invited to attend the 2021 virtual annual meeting of limited partners of Magellan Midstream Partners, L.P. to be held via webcast on Thursday, April 22, 2021, commencing at 10:00 a.m. Central Time.

At this year’s meeting, you will be asked to elect three Class I directors to our general partner’s board of directors, approve an increase in the number of units authorized to be issued under our Long-Term Incentive Plan, approve an advisory resolution on our executive compensation and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021. The board of directors of our general partner unanimously recommends you approve each of these proposals. I urge you to read our proxy statement for further details about the proposals.

On February 26, 2021, we will mail the Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to all unitholders of record at the close of business on February 16, 2021 and post our proxy materials on our website. As described in the Notice, you may request a printed set of the proxy materials, including our Annual Report and Form 10-K for the fiscal year ended December 31, 2020, if you do not wish to access the materials on our website. In addition, the Notice will provide information regarding how you may request to receive proxy materials by mail or by email on an ongoing basis.

Your vote is important to us and our business. Except on the independent auditor proposal, your broker cannot vote your units on your behalf until it receives your voting instructions. Whether or not you plan to attend the annual meeting, please cast your vote by following the internet or telephone voting instructions contained in the Notice. Alternatively, you may request a printed copy of the proxy materials and vote by mail by completing, signing and returning the proxy card. We look forward to your participation.

Sincerely, Michael N. Mears

Notice of Annual Meeting of Limited Partners

To the Limited Partners of Magellan Midstream Partners, L.P.:

The annual meeting of limited partners of Magellan Midstream Partners, L.P. will be held via webcast on April 22, 2021 at 10:00 a.m. Central Time to consider the following matters:

1.  The election of three Class I directors to our general partner’s board of directors to serve until the 2024 annual meeting of limited partners;

2.  The amendment of the Magellan Midstream Partners Long-Term Incentive Plan, as amended and restated, to increase the total number of common units authorized to be issued under the plan;

3.  An advisory vote on executive compensation;

4.  The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021; and

5.  The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders with respect to the foregoing proposals.

Only unitholders of record at the close of business on February 16, 2021 are entitled to participate in and vote at the annual meeting or any recommencement thereof following any adjournments. The virtual annual meeting will be held at www.meetingcenter.io/242022654. If you would like the ability to vote or ask questions during the meeting, when you join, you must enter the password MMP2021 and the control number found on your proxy card. If you hold units through a broker, bank or other nominee, you must register in advance if you wish to vote or ask questions during the meeting. To register, you must submit proof of ownership, along with your name and email address, to the Partnership’s transfer agent, Computershare, at legalproxy@computershare.com by 4:00 p.m. Central Time on April 16, 2021. You will then receive an email response from Computershare to confirm registration and provide a control number for use when joining the meeting. Any unitholder may access the event as a guest without the need for advance registration, but guests will not be able to vote or ask questions during the annual meeting.

Date:

April 22, 2021

Time:

10:00 a.m. Central Time

Place:

Virtual

Record Date:

February 16, 2021

By Order of the Board of Directors

of Magellan GP, LLC,

general partner of

Magellan Midstream Partners, L.P.

Suzanne H. Costin

Secretary

Tulsa, Oklahoma

February 18, 2021

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to Be Held on April 22, 2021
This notice together with our proxy statement, form of proxy card and 2020 annual report are available at www.magellanlp.com/Investors/SECFilings.aspx.

Your vote is important! Except on the independent auditor proposal, your broker cannot vote your units on your behalf until it receives your voting instructions. For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth in the Notice. If you prefer, you may request a printed copy of the proxy materials, including the proxy card, and vote by mail by completing, signing and returning the proxy card in a postage-paid envelope.

Internet	Telephone	Mail	During Meeting

Follow the instructions on the Notice to vote by internet.	Follow the instructions on the Notice to vote by phone.	Complete your proxy card and return it by mail.	Attend and vote during the virtual Annual Meeting.

MAGELLAN MIDSTREAM PARTNERS, L.P.

Proxy Statement

For Annual Meeting of Limited Partners

To Be Held on April 22, 2021

These proxy materials, which we will make available to our unitholders beginning on or about February 26, 2021, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Magellan GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Magellan Midstream Partners, L.P., a Delaware limited partnership, for use at Magellan Midstream Partners, L.P.’s 2021 annual meeting of limited partners and at any recommencement thereof following any adjournments (the “annual meeting”). The annual meeting will be held virtually via webcast on April 22, 2021 at 10:00 a.m. Central Time. Holders of record of our common units at the close of business on February 16, 2021 are entitled to notice of, and are entitled to vote at, the annual meeting and any recommencement thereof following any adjournments, unless such adjournment is for more than 45 days, in which event our general partner’s board of directors will be required to set a new record date. Unless otherwise indicated, the terms “Partnership,” “Magellan,” “our,” “we,” “us” and similar terms refer to Magellan Midstream Partners, L.P. together with its subsidiaries, and the term “employees” refers to the employees of our subsidiary providing services to the Partnership, its subsidiaries and its affiliates.

Proposals

At our annual meeting, we are asking our unitholders to consider and act upon the election of three Class I directors to serve on our general partner’s board of directors until our 2024 annual meeting (the “Director Election Proposal”), an amendment of the Magellan Midstream Partners Long-Term Incentive Plan, as amended and restated, to increase the total number of common units authorized to be issued under the plan (the “LTIP Amendment Proposal”), an advisory vote on executive compensation (the “Executive Compensation Proposal”) and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021 (the “Independent Auditor Proposal”).

Director Election Proposal

Directors serving on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding common units. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate. On the Director Election Proposal, you may (1) vote for the election of all nominees named herein, (2) withhold authority to vote for all nominees named herein or (3) vote for the election of one or more of the nominees and withhold authority to vote for one or more of the nominees.

LTIP Amendment Proposal

According to New York Stock Exchange (“NYSE”) rules, adoption of the LTIP Amendment Proposal requires the affirmative vote of a majority of the votes cast by unitholders during the annual meeting. With respect to the LTIP Amendment Proposal, you may: (1) vote for the proposal; (2) vote against the proposal or (3) abstain from voting on the proposal.

Executive Compensation Proposal

The Executive Compensation Proposal is an advisory vote by our unitholders required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Although the advisory vote is non-binding,

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	1

Proxy Statement

our compensation committee and the board of directors of our general partner will review the results and give serious consideration to the outcome of the vote. On the Executive Compensation Proposal, you may (1) vote for the resolution, (2) vote against the resolution or (3) abstain from voting on the resolution.

Independent Auditor Proposal

The independent registered public accounting firm of Ernst & Young LLP has been appointed by our audit committee to conduct the 2021 audit of our financial statements. Although unitholder ratification of the appointment of Ernst & Young LLP is advisory and not required, our audit committee and general partner’s board of directors will review the results and give serious consideration to the outcome of the vote. On the Independent Auditor Proposal, you may (1) vote for the proposal, (2) vote against the proposal or (3) abstain from voting on the proposal.

Outstanding Common Units Held on Record Date

As of the record date, there were 223,282,818 outstanding common units that were entitled to notice of and are entitled to vote during the annual meeting. Each common unit entitles the holder thereof as of the record date to one vote.

Quorum Required

The presence, in person (via participation in the virtual annual meeting) or by proxy, of the holders, as of the record date, of a majority of our outstanding common units is necessary to constitute a quorum for purposes of voting on the proposals during the annual meeting. Withheld and abstention votes will count as present for purposes of establishing a quorum during the annual meeting.

Broker Non-Votes and Abstentions

A “broker non-vote” occurs when a bank, broker or other holder of record holding units for a beneficial owner does not vote on a particular proposal because the record holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the applicable rules of the NYSE, brokers are permitted to vote a client’s proxy in their own discretion as to the Independent Auditor Proposal, but not on the other proposals if the broker has not received instructions from the unitholder. Accordingly, brokers may vote FOR the Independent Auditor Proposal without receiving instructions from the beneficial owner, but may not vote on the other proposals without receiving instructions from the beneficial owner. If you own units through a broker, you must give the broker instructions to vote your units in the Director Election Proposal, the LTIP Amendment Proposal and the Executive Compensation Proposal or your units will not be voted. For purposes of the Director Election Proposal, only votes FOR or WITHHELD count; abstentions and broker non-votes are not counted.

How to Vote

You may vote by internet, telephone, mail or during the annual meeting. Even if you plan to attend the virtual annual meeting, we encourage you to vote by following the internet or telephone voting instructions on the Important Notice Regarding the Availability of Proxy Materials (the “Notice”) or to request a printed copy of the proxy materials and complete, sign and mail your proxy card in advance of the annual meeting.

Internet

If you would like to vote using the internet, please go to the website set forth on the Notice and follow the on-screen instructions. You will need the control number contained on the Notice. Voting by internet is the fastest and lowest cost option for voting your proxy.

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Proxy Statement

Telephone

If you would like to vote using the telephone, please dial the toll-free telephone number set forth on the Notice and follow the audio instructions. You will need the control number contained on the Notice.

Mail

If you would like to vote using the mail, please follow the instructions on the Notice to request a printed set of the proxy materials then mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so your units will be represented during the annual meeting.

During Virtual Meeting

If you would like to vote during the virtual annual meeting (www.meetingcenter.io/242022654), when you join the meeting, you must enter the password MMP2021 and the control number found on your proxy card. If you hold units through a broker, bank or other nominee, you must register in advance if you wish to vote during the meeting. To register, you must submit proof of ownership, along with your name and email address, to Computershare at legalproxy@computershare.com by 4:00 p.m. Central Time on April 16, 2021. You will then receive an email response from Computershare to confirm registration and provide a control number for use when joining the meeting.

Revoking Your Proxy or Changing Your Internet or Telephone Vote

You may revoke your proxy before it is voted during the annual meeting as follows:

◾	by delivering, before the annual meeting, a new proxy with a later date;

◾	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at One Williams Center, Suite 2800, Tulsa, Oklahoma 74172;

◾	by attending the annual meeting virtually and voting as described above (your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy); or

◾	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

You may change your internet vote or telephone vote as often as you wish by following the procedures for internet or telephone voting. The last known vote in the internet and telephone voting systems as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 22, 2021 will be counted and all ballots submitted by mail must be received by 10:00 a.m. Central Time in order to be counted.

Solicitation and Mailing of Proxies

The expense of preparing, printing and mailing the Notice, requested proxy materials and the proxies solicited in connection with our annual meeting will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. We expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward the Notice to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the Notice in accordance with customary practice. We have retained Morrow Sodali LLC to aid in the solicitation of proxies. The fees of Morrow Sodali are $10,500, plus reimbursement of its reasonable out-of-pocket costs.

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	3

Proxy Statement

Only one Notice will be delivered to multiple unitholders sharing an address, unless we have received contrary instructions from one or more of the unitholders. Unitholders at a shared address to which a single copy of the Notice was delivered who would like to receive a separate or additional copy of the Notice or proxy materials (including with respect to those materials or other communications that may be delivered to unitholders in connection with future annual or special meetings of unitholders) should contact Morrow Sodali at the contact information set forth below, and, upon receipt of such request, a separate copy will be promptly provided. Unitholders who currently receive multiple copies of the Notice or proxy materials at their shared address and would like only one copy of any future materials or other communications should notify Morrow Sodali of the same at the contact information set forth below. If you have questions about the annual meeting or need additional copies of the Notice, proxy materials or proxy cards, please follow the instructions set forth in the Notice or contact Morrow Sodali as follows:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Email: MMP.info@investor.morrowsodali.com

Phone (unitholders): (800) 662-5200

Phone (banks and brokerage firms): (203) 658-9400

Other Matters for the 2021 Annual Meeting

We are not aware of any matters to be acted upon during the annual meeting other than the proposals included in the Notice and described in our proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies on the proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in our best interests. The proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to Be Held on April 22, 2021
This proxy statement together with a form of proxy card and our 2020 annual report to unitholders are available at www.magellanlp.com/Investors/SECFilings.aspx.

4	⬛	Magellan Midstream Partners, L.P.	2021 Proxy Statement

Director Election Proposal

We are a limited partnership. We do not have our own board of directors. We are managed and operated by the officers of, and are subject to the oversight of the board of directors of, our general partner, which is a wholly-owned subsidiary of ours.

The total number of directors on our general partner’s board of directors is currently set at nine, with eight independent directors and one management director. Proxies cannot be voted for a greater number of persons than the number of director nominees named. The terms of the directors of our general partner’s board are staggered, and the directors are divided into three classes. One class of directors is elected at each annual meeting, and upon election directors in that class serve for a term of three years, subject to a director’s earlier resignation, death or removal. If a director is elected to our general partner’s board of directors to fill a vacancy, that director must be elected by our unitholders at the next annual meeting, regardless of the class in which the director is placed.

The Chairman of our general partner’s board of directors is also our President and Chief Executive Officer (“CEO”). Our general partner’s board of directors believes this board leadership structure is appropriate because our CEO works closely with our management team on a daily basis and is in the most knowledgeable position to determine the timing for board meetings and propose agendas for those meetings. However, any director can establish agenda items for a board meeting. Additionally, our general partner’s board of directors has appointed Barry R. Pearl as Lead Director to preside at meetings of our independent directors and provide independent oversight of management. Our Governance Guidelines require the independent directors to annually elect an independent director to serve as Lead Director and exercise the duties set forth in such guidelines, which may be found on our website at https://www.magellanlp.com/AboutUs/Guidelines.aspx. In addition, Mr. Pearl receives calls intended for our general partner’s board of directors through our Action Line. For more information about contacting our general partner’s board of directors, please see the section below entitled “Governance—Communications to our Board of Directors.”

During the annual meeting, our unitholders will consider and act upon a proposal to elect three Class I directors to our general partner’s board of directors to serve until the 2024 annual meeting. Each nominee has consented to serve as a director if so elected. The persons named as proxies on the proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any nominee becomes unable for any reason to stand for election as a director of our general partner, the persons named as proxies on the proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee.

Board Diversity

Gender	Age

Tenure

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	5

Director Election Proposal

Information concerning the Class I director nominees, along with information concerning the current Class II and Class III directors whose terms of office will continue after the annual meeting, is set forth below.

CLASS I DIRECTOR NOMINEES — If Elected, Term Expires at the 2024 Annual Meeting of Limited Partners

Robert G. Croyle

Independent Director

Biographical Information

Mr. Croyle has served as an independent director of our general partner’s board of directors since 2009. From 2006 until 2009, he served as an independent director of the general partner of Magellan Midstream Holdings, L.P. (“MGG”), a former publicly traded affiliate. He served as Vice Chairman of the Board and Chief Administrative Officer of Rowan Companies, Inc., a major international offshore and land drilling contractor from 2002 until 2006, and as Executive Vice President from 1993 to 2002. Prior to 1993, Mr. Croyle served as Vice President (“VP”) and General Counsel of Rowan Companies, Inc. He served as a director of Rowan Companies, Inc. from 1998 until 2013 and served as a director of Boots & Coots International Well Control, Inc. from 2007 until its acquisition by Halliburton in 2010.

Qualifications

Mr. Croyle is qualified to serve on our general partner’s board of directors because of his knowledge of the energy industry and extensive management and legal experience. Mr. Croyle’s nomination was recommended by our general partner’s board of directors.

Director Since: 2009 Age: 77 Committees Served: ◾ Compensation ◾ Nominating and Governance (Chair)

Stacy P. Methvin

Independent Director

Biographical Information

Ms. Methvin has served as an independent director of our general partner’s board of directors since 2015. From 2011 until her retirement in 2012, Ms. Methvin was VP, Refining Margin Optimization of Shell Oil Company (“Shell”), and from 2009 until 2010, she was VP, Global Distribution of Shell. She held various other operational and management roles in the upstream, downstream and chemical businesses during her tenure at Shell and its subsidiaries that began in 1979, including President, Shell Louisiana E&P Company, President, Shell Deer Park Refining Company, President, Shell Pipeline Company LP, President, Shell Chemical LP, and VP, Strategy and Portfolio for the downstream business. She currently serves as a director of Pioneer Natural Resources Co., where she is a member of the health, safety and environmental committee and chair of the compensation and leadership development committees, and vice chair of Marquard & Bahls AG, where she is a member of the audit and compensation committees.

Qualifications

Ms. Methvin is qualified to serve on our general partner’s board of directors because of her extensive experience in various sectors of the petroleum and energy industry. Ms. Methvin’s nomination was recommended by our general partner’s board of directors.

Director Since: 2015 Age: 64 Committees Served: ◾ Audit ◾ Nominating and Governance

6	⬛	Magellan Midstream Partners, L.P.	2021 Proxy Statement

Director Election Proposal

Barry R. Pearl

Independent Director

Biographical Information

Mr. Pearl has served as an independent director of our general partner’s board of directors since 2009. During 2018, he was a consultant to Highstar Capital and its subsidiary, Northstar Midstream LLC, which provide storage and transportation solutions to the energy industry. Mr. Pearl served as Executive Vice President of Kealine LLC (and its WesPac Midstream LLC affiliate), a private developer and operator of petroleum infrastructure facilities from 2007 to 2016. From 2006 to 2007, he was an energy consultant. From 2002 to 2005, Mr. Pearl served as President and CEO of TEPPCO Partners, L.P. (“TEPPCO”), a refined products, crude oil and natural gas pipeline company, and as Chief Operating Officer (“COO”) and President from 2001 to 2002. In addition, he served as a director of the general partner of TEPPCO from 2002 through 2005. From 1998 to 2001, he served as VP and Chief Financial Officer (“CFO”) of Maverick Tube Corporation. He served in various executive positions for Santa Fe Pacific Pipeline Partners, L.P., a refined products pipeline company, from 1984 to 1998, including VP of Operations, Senior Vice President (“SVP”) of Business Development and Planning and CFO. He currently serves as a director of Kayne Anderson Energy Infrastructure Fund and Kayne Anderson NextGen Energy and Infrastructure, Inc., where he is a member of the audit and nominating and governance committees of each fund. Mr. Pearl served as a director of the general partner of Targa Resources Partners, L.P. from 2007 until 2016 and as a director of Seaspan Corporation from 2006 until 2010.

Qualifications

Mr. Pearl is qualified to serve on our general partner’s board of directors because of his extensive operational and financial experience within the energy and publicly traded partnership sector. Mr. Pearl’s nomination was recommended by our general partner’s board of directors.

Director Since: 2009 Age: 71 Committees Served: ◾ Audit ◾ Nominating and Governance

CLASS II DIRECTORS — Term Expires at the 2022 Annual Meeting of Limited Partners

Walter R. Arnheim

Independent Director

Biographical Information

Mr. Arnheim has served as an independent director of our general partner’s board of directors since 2009. From 2006 until 2009, he served as an independent director of the general partner of MGG. Mr. Arnheim currently serves as President of Mozaik Investment, a private equity firm. From 2005 to 2020, he served on the board of directors of Opera Lafayette. In 2004 and 2005, Mr. Arnheim served on the board of directors of Spinnaker Exploration until its acquisition by Norsk Hydro. From 2000 until 2002, he was Executive Director of the Washington National Opera and was previously employed by Mobil Corporation for 32 years in a number of positions of increasing responsibility including VP of Planning and Treasurer.

Qualifications

Mr. Arnheim is qualified to serve on our general partner’s board of directors because of his extensive energy-related experience in finance and strategic planning.

Director Since: 2009 Age: 76 Committees Served: ◾ Audit (Chair) ◾ Nominating and Governance

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	7

Director Election Proposal

Lori A. Gobillot

Independent Director

Biographical Information

Ms. Gobillot has served as an independent director of our general partner’s board of directors since 2016. She is a business consultant, offering project management and consulting services. Ms. Gobillot currently serves on the board of directors of Republic Airways Holdings, Inc., where she is chair of the compensation committee. She served on the board of directors of Bristow Group, Inc. from 2012 to 2019, where she served as chair of the compensation committee. From 2010 until 2012, Ms. Gobillot served as VP, Integration Management at United Airlines, Inc., where she managed the company’s merger integration planning and implementation efforts following the merger with Continental Airlines, Inc. (“Continental Airlines”). Prior to the merger, she served as Assistant General Counsel and Assistant Secretary of Continental Airlines since 2006 and held various roles in Legal and Corporate Real Estate while there. Before joining Continental Airlines, Ms. Gobillot was an attorney with the law firm of Vinson & Elkins. Prior to attending law school, she worked in real estate development with Trammell Crow Company and Senterra Development and as a consultant to Arthur Andersen.

Qualifications

Ms. Gobillot is qualified to serve on our general partner’s board of directors because of her extensive project management and legal experience at a capital intensive and highly regulated airline, and her experience in real estate.

Director Since: 2016 Age: 59 Committees Served: ◾ Compensation ◾ Nominating and Governance

Edward J. Guay

Independent Director

Biographical Information

Mr. Guay has served as an independent director of our general partner’s board of directors since 2016. He is currently the CFO of Humble Midstream LLC, a private midstream company. From 2018 to 2020, Mr. Guay served as managing member of Anattah Advising, LLC, an advisory and principal investment firm primarily in the energy sector. From 2014 to 2015, he was CEO of BOE Midstream, LLC, a private midstream company that owns and operates crude oil terminal and pipeline assets in the Bakken. Mr. Guay was CFO of Saddle Butte Pipeline, LLC from 2012 to 2013, a private crude oil and gas gathering company, which was acquired by Targa Resource Partners, L.P. Prior to 2012, he spent 22 years in investment banking, primarily advising midstream and other energy companies. This included five years as head of midstream investment banking for Tudor, Pickering, Holt & Co., LLC; eight years with Goldman, Sachs & Co., most recently as managing director; five years with Salomon Smith Barney; and three years with Wertheim Schroder & Co.

Qualifications

Mr. Guay is qualified to serve on our general partner’s board of directors because of his extensive finance experience and management experience in the crude oil industry.

Director Since: 2016 Age: 53 Committees Served: ◾ Audit ◾ Nominating and Governance

8	⬛	Magellan Midstream Partners, L.P.	2021 Proxy Statement

Director Election Proposal

CLASS III DIRECTORS — Term Expires at the 2023 Annual Meeting of Limited Partners

Chansoo Joung

Independent Director

Biographical Information

Mr. Joung has served as an independent director of our general partner’s board of directors since May 2019. From 2005 to 2015, Mr. Joung worked first as a partner then as senior advisor at Warburg Pincus LLC, where he managed investments across the energy and clean energy sectors. From 1987 to 2004, he held increasingly senior positions at Goldman, Sachs & Co., culminating his 17-year career there as head of the Americas Energy and Power investment banking group. Mr. Joung currently serves on the board of directors of Apache Corporation, where he is chair of the audit committee and a member of the corporate governance and nominating committee. He also served on the board of directors of Targa Resources Partners, L.P. from 2007 to 2011 and Targa Resources Corporation from 2010 to 2011.

Qualifications

Mr. Joung is qualified to serve on our general partner’s board of directors because of his extensive finance experience in the energy industry.

Director Since: 2019 Age: 60 Committees Served: ◾ Compensation ◾ Nominating and Governance

Michael N. Mears

Chairman of the Board, President and CEO

Biographical Information

Mr. Mears currently serves as Chairman of the Board, President and CEO of our general partner and has served in such capacities since 2011. From 2008 through 2011, he served as COO. Mr. Mears was an SVP of our general partner from 2007 through 2008 and a VP from 2004 to 2007. Prior to joining Magellan in 2004, he served as a VP of subsidiaries of The Williams Companies, Inc. (“Williams”) from 1996 to 2004. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985. He currently serves on the board of directors of Sempra Energy.

Qualifications

Mr. Mears is qualified to serve on our general partner’s board of directors because of his extensive commercial and operational experience in the energy industry, including his familiarity with our business as a result of his positions as President and CEO.

Director Since: 2011 Age: 58 Committees Served: None

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	9

Director Election Proposal

James R. Montague

Independent Director

Biographical Information

Mr. Montague has served as an independent director of our general partner’s board of directors since 2003. He has been retired since 2003. From 2001 to 2002, Mr. Montague served as President of EnCana Gulf of Mexico, Inc., an oil and gas exploration and production business. From 1996 to 2001, he served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, a company that manages International Paper’s mineral holdings. From 2006 to 2017, Mr. Montague served as a director of Atwood Oceanics, Inc. From 2001 to 2012, he served as a director of the general partner of Penn Virginia Partners, L.P.

Qualifications

Mr. Montague is qualified to serve on our general partner’s board of directors because of his extensive experience in various sectors of the petroleum industry.

Director Since: 2003 Age: 73 Committees Served: ◾ Compensation (Chair) ◾ Nominating and Governance

The Board of Directors of our General Partner unanimously recommends unitholders vote “FOR” the election of Robert G. Croyle, Stacy P. Methvin and Barry R. Pearl to Class I of our General Partner’s Board of Directors.

10	⬛	Magellan Midstream Partners, L.P.	2021 Proxy Statement

LTIP Amendment Proposal

On January 26, 2021, the compensation committee of our general partner’s board of directors approved an amendment to the Magellan Midstream Partners Long-Term Incentive Plan (the “LTIP”), subject to unitholder approval, that will increase the total number of common units authorized to be issued under the LTIP from 11,900,000 to 13,700,000, an increase of 1,800,000 units. Based on historical grant practices and certain other assumptions, we currently expect that the proposed increase in the number of units will provide sufficient equity-based compensation awards until 2025, although they could last a longer or shorter period of time. In addition to increasing the number of units available for issuance under the LTIP, the amendment also (i) updates the definition of change in control, (ii) prohibits the recycling of units that are tendered in payment of taxes, (iii) implements a minimum vesting requirement for awards granted under the LTIP, (iv) permits tax withholding at the maximum statutory level and (v) implements a ten year term for the LTIP. If the amendment is approved by our unitholders, it will become effective April 22, 2021, the date of our annual meeting.

In making the determination to approve the increase in units under the LTIP amendment, our compensation committee considered the following factors:

◾	If the amendment to the LTIP is approved by our unitholders, the overall dilution of our LTIP would be up to approximately 1.6% of our fully diluted common units outstanding; and

◾

If the amendment to the LTIP is approved by our unitholders, and taking into account the current number of units remaining available under our LTIP, we anticipate we will have enough units for our annual equity grants to maintain a competitive equity program through 2025, with an annual burn rate of less than 0.2%, assuming participation in the LTIP remains consistent with historical usage and current practices. However, the unit reserve under the LTIP could last for a longer or shorter period of time, depending on our future equity grant practices, which we cannot predict with any degree of certainty at this time.

In light of these factors, our compensation committee believes this amendment is necessary in order to continue (i) aiding in the retention of key employees who are important to our success; (ii) motivating employee contributions toward long-term value through ownership in the Partnership and (iii) aligning potential increases in compensation to increases in financial results that drive unitholder value.

The statements made in this proxy statement with respect to the LTIP Amendment Proposal, including the summary of the amended LTIP included herein, should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the LTIP, as amended, which is incorporated by reference herein from Annex A of this proxy statement.

Key Governance Provisions of the LTIP

We have highlighted below some of the key governance provisions of the LTIP:

◾	Independent Administration — our compensation committee, comprised of four independent directors, administers the LTIP;

◾	Term — subject to earlier termination by the board of directors or our compensation committee, upon approval, the LTIP will have a ten year term ending January 26, 2031;

◾

Units Authorized — the maximum number of units to be delivered under the LTIP is 11,900,000, and, if approved by our unitholders, will increase to 13,700,000. The maximum number of units available to be issued under the LTIP may only be replenished by unitholder approval or from awards that have expired or have been forfeited, canceled or paid out in cash. Units withheld or tendered to satisfy tax withholding obligations count against the maximum number of units available under the LTIP and do not replenish the maximum number of units available;

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LTIP Amendment Proposal

◾

No Options or Repricing — only phantom units and performance units may be granted pursuant to the LTIP. No unit options are authorized by the LTIP, and our compensation committee may not reprice any awards;

◾	Vesting — phantom unit awards generally vest after a three-year period;

◾

Phantom Units — performance-based phantom units convert to common units or cash at the end of the vesting period if the defined performance metric is achieved. Our performance metric for phantom units has historically been distributable cash flow per unit excluding commodity-related activities, although the compensation committee has discretion to choose other performance criteria. Time-based phantom units convert to common units or cash at the end of the vesting period. Participants who receive performance-based or time-based phantom units under the LTIP do not have voting rights, nor do they receive distributions, until the phantom units vest and convert to common units;

◾

Performance Units — performance units are common units awarded to our independent directors for compensation purposes and, upon election, may be deferred pursuant to our Director Deferred Compensation Plan;

◾

Distribution Equivalent Rights — both phantom units and performance units may be granted with tandem distribution equivalent rights that entitle the holder to receive cash equal to any cash distributions made on our common units while the phantom units or performance units are outstanding and are paid after the phantom units or performance units vest;

◾	Change in Control — if the amendment to the LTIP is approved by our unitholders, a change in control under the LTIP would be defined as:

◾

any direct or indirect sale, lease, exchange, liquidation, division or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership to any person or persons, other than to one or more controlled affiliates of the Partnership;

◾

the consolidation, reorganization, merger, recapitalization, exchange, division or other similar transaction (in one transaction or a series of related transactions) (any such transaction or series of transactions referred to herein as a “Merger”) pursuant to which (i) more than 50% of the combined voting power of the outstanding equity interests in Magellan GP, LLC or its successor entities cease to be owned, directly or indirectly, by the Partnership, (ii) more than 50% of the combined voting power of the outstanding equity interests in the Partnership or its successor entities cease to be, directly or indirectly, owned immediately following the Merger by the owners of such interests immediately prior to the Merger, or (iii) Magellan GP, LLC or one or more other controlled affiliates of the Partnership cease to be general partner(s) of the Partnership or its successor;

◾

a person or group other than the Partnership or its consolidated subsidiaries directly or indirectly becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of more than 30% of the voting power of the then outstanding common units of the Partnership or its successor; or

◾

individuals who, as of the date hereof, constitute the board of the Partnership’s general partner (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board or of the board of directors or equivalent body of any successor parent of the Partnership or of Magellan GP, LLC; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Partnership’s unitholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board in the ordinary course of business shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board or otherwise outside the ordinary course of business. A Change in Control shall not be deemed to have occurred as a result of a transaction or series of transactions undertaken solely for the purpose of converting the Partnership from a limited partnership to a c-corporation or limited liability company.

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LTIP Amendment Proposal

◾

Change in Control Payout — Double Trigger — phantom unit awards do not have an early vesting feature, except when there is a change in control combined with an associated actual or constructive termination;

◾	Minimum Vesting Requirement — if the amendment to the LTIP is approved by our unitholders, awards granted under the LTIP would generally be subject to a minimum one year vesting requirement;

◾	Reasonable Dilution — if the amendment to the LTIP is approved by our unitholders, the overall dilution of our LTIP would be up to approximately 1.6% of our fully diluted common units outstanding; and

◾

Burn Rate — if the amendment to the LTIP is approved by our unitholders, and taking into account the current number of units remaining available under our LTIP, we anticipate we will have enough units for our annual equity grants to maintain a competitive equity program through 2025, with an annual burn rate of less than 0.2%, assuming our common unit price remains at or above current levels.

Summary Description of the LTIP, as Amended

General.  The purpose of the LTIP is to (i) aid in the retention of key employees who are important to our success; (ii) motivate employee contributions toward long-term value through ownership in the Partnership and (iii) align potential increases in compensation to increases in financial results that drive unitholder value. Independent directors and officers of our general partner and key employees participate in the LTIP. The granting of phantom unit awards, and the payout of common units upon vesting, to plan participants is intended to be incentive compensation for performance. Therefore, plan participants do not pay any consideration for the common units they receive, and we receive no payment for these common units. As of December 31, 2020, the closing price of our common units on the New York Stock Exchange was $42.44.

Administration.  The LTIP is administered by our compensation committee, which has the authority to, among other things, designate participants, determine the types of awards to be granted and the number of units to be covered by awards, determine the terms and conditions of each award and interpret the LTIP. Our compensation committee may delegate any or all of its powers and duties under the LTIP to our CEO, subject to applicable law, who may not grant awards to a person who is an officer subject to Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or a member of the board of directors of our general partner.

Eligibility.  As of December 31, 2020, approximately 287 key employees and eight independent directors of our general partner’s board of directors participate in the LTIP.

Unit Reserve.  The maximum number of units that may be awarded under the LTIP is 13,700,000. Phantom unit awards are subject to forfeiture if employment is terminated for any reason other than for retirement, death or disability prior to the vesting date or for failure of the Partnership to meet defined performance metrics. If an award recipient retires, dies or becomes disabled prior to the end of the vesting period, the recipient’s grant will be prorated based upon the completed months of employment during the vesting period and the award will be paid at the end of the vesting period. As of February 5, 2021, 545,373 phantom units had been forfeited and returned to the number of units available to be granted under the LTIP, 2,060,813 units were subject to outstanding phantom unit awards under the LTIP including units held in reserve for potential performance results and 2,711,506 units remained available for issuance. The outstanding phantom units had a weighted average remaining vesting term of two years. As of February 5, 2021, the market value of all outstanding, unvested phantom units under the LTIP was $83,648,400, based on our closing price per unit on that date of $40.59.

Awards.  Phantom units, performance units and distribution equivalent rights may be granted under the LTIP. A phantom unit entitles the grantee to receive a unit or an amount in cash equal to the fair market value of a unit upon vesting. Performance units are awards granted based on performance criteria specified by our compensation committee and may be denominated or payable in cash, deferred cash, units or other awards. Our compensation committee determines the terms and conditions of each award, including with respect to vesting

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	13

LTIP Amendment Proposal

and forfeiture. Phantom units and performance units may be granted with tandem distribution equivalent rights that entitle the holder to receive cash equal to any cash distributions made on our common units while the phantom units or performance units are outstanding and are paid after the phantom units or performance units vest.

Adjustments.  In the event of a distribution, recapitalization, split, reverse split, reorganization, merger, spin-off, repurchase, exchange or other similar transaction, our compensation committee may make adjustments as it determines appropriate to prevent the dilution or enlargement of benefits or potential benefits under the LTIP. These adjustments may include adjustments to the number and type of units with respect to which awards may be granted or the number and type of units subject to outstanding awards or providing for a cash payment of an outstanding award.

Minimum Vesting Provision.  Awards made under the LTIP (other than cash-settled awards) will not be scheduled to vest earlier than the date that is one year following the date the award is approved; provided, however, that, notwithstanding the foregoing, awards that result in an issuance of an aggregate of up 5% of the common units available under the LTIP may be granted to any one or more employees or directors without respect to such minimum vesting provision.

Change in Control.  Upon a participant’s resignation for good reason (as defined in the LTIP) or involuntary termination other than due to cause (as defined in the LTIP), in each case, within two years following a change in control, awards granted prior to the change in control will accelerate in full, and any performance criteria will be deemed to have been achieved at the maximum level.

Amendment and Termination.  Our compensation committee or the board of directors of our general partner may amend or terminate the LTIP, except as otherwise required by the rules of the New York Stock Exchange. The LTIP will terminate on January 26, 2031, unless earlier terminated by the board of directors or our compensation committee.

Certain Federal Income Tax Consequences

The following is a brief description of the principal United States federal income tax consequences related to awards under the LTIP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Phantom units, performance units and distribution equivalent rights are generally subject to income tax at the time of payment, vesting or settlement based on the fair market value of the award on that date. Compensation otherwise effectively deferred will generally be subject to income taxation when paid. We may in certain circumstances have a corresponding deduction at the time the participant recognizes income.

Certain types of awards under the LTIP may constitute, or provide for, a deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the LTIP and awards granted under the LTIP are intended to be structured and interpreted in a manner intended to either qualify as a “short term deferral” within the meaning of Section 409A of the Code or comply with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.

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LTIP Amendment Proposal

LTIP Awards

All future grants of awards under the LTIP are subject to the discretion of our compensation committee, and it is not possible to determine the benefits that will be received in the future by participants in the LTIP. Certain tables in this proxy statement under the heading “Compensation of Directors and Executive Officers,” including the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards at 2020 Fiscal Year-End Table, Units Vested Table and the Director Compensation Table, set forth information with respect to prior awards granted to our named executive officers (“NEOs”) and independent directors under the LTIP.

The following table sets forth summary information concerning the number of phantom units and performance units, both of which included tandem distribution equivalent rights, granted in 2020 pursuant to the LTIP to our NEOs, our current executive officers as a group (including our NEOs), our current independent directors of our general partner’s board of directors as a group and key employees, excluding executive officers, as a group:

	Phantom Units(1)
Name	Performance- Based(2)	Time-Based	Performance Units
Michael N. Mears, CEO	42,675	42,675	—
Aaron L. Milford, COO	14,325	14,325	—
Jeff L. Holman, CFO	11,460	11,460	—
Douglas J. May	7,083	7,083	—
Lisa J. Korner	6,828	6,828	—
Jeff R. Selvidge	6,064	6,064	—
All current executive officers as a group (including our NEOs)	112,342	112,342	—
All current directors who are not executive officers as a group	—	—	35,674
All employees, including all current officers who are not executive officers, as a group	66,900	75,489	—

(1)	Phantom Units vest December 31, 2022.

(2)	Performance-based phantom units are shown based on the target level of performance. The maximum number of performance-based units that may vest is equal to 200% of the target level.

The Board of Directors of our General Partner unanimously recommends that unitholders vote “FOR” the approval of the LTIP Amendment Proposal.

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	15

Executive Compensation Proposal

We are seeking advisory unitholder approval of the compensation of our NEOs as disclosed in the section of this proxy statement entitled “Compensation of Directors and Executive Officers.” Our compensation philosophy is designed to link each executive officer’s compensation to the achievement of our business and strategic goals, align their interests with those of our unitholders, recognize individual contributions and attract, motivate and retain highly-talented executive officers. Consistent with this philosophy, the components of our executive officers’ compensation include a base salary, a short-term non-equity award, a long-term equity award and a benefits package. We urge you to read the section below entitled “Compensation Discussion and Analysis,” which discusses in detail how our executive compensation program reflects our compensation philosophy. Our compensation committee and our general partner’s board of directors believe our executive compensation program is effective in implementing our compensation philosophy and in achieving its goals.

This Executive Compensation Proposal provides our unitholders with the opportunity to approve or not approve, on an advisory basis, our executive compensation program through the following resolution:

RESOLVED that the unitholders of Magellan Midstream Partners, L.P. (the “Partnership”) approve, on an advisory basis, the compensation of the Partnership’s NEOs, as described in the section of the proxy statement entitled “Compensation of Directors and Executive Officers,” in accordance with the compensation disclosure rules of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narratives accompanying the tables).

Although the advisory vote is non-binding, our compensation committee and general partner’s board of directors will review the results and give serious consideration to the outcome of the vote in future determinations concerning our executive compensation program.

The Board of Directors of our General Partner unanimously recommends unitholders vote “FOR” the approval of the Executive Compensation Proposal.

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Independent Auditor Proposal

The audit committee of our general partner’s board of directors is directly responsible for the appointment, compensation (including approval of the audit fees), retention and oversight of Ernst & Young LLP (“EY”), our independent registered public accounting firm that audited our financial statements and our internal control over financial reporting for 2020. In its oversight role of EY, our audit committee:

◾	Reviews all non-audit services and engagements provided by EY specifically with regard to the impact on the firm’s independence;

◾	Conducts an annual assessment of EY’s service quality and working relationship with our management;

◾	Conducts regular private meetings separately with each of EY and our management; and

◾	At least annually obtains and reviews a report from EY describing all relationships between the independent registered public accounting firm and the Partnership.

EY has been engaged as our independent registered public accounting firm since 1999. Our audit committee has appointed EY to continue serving as our independent registered public accounting firm for the year ending December 31, 2021. Our general partner’s board of directors and audit committee believe the continued retention of EY as our independent registered public accounting firm is in our best interest and the best interests of our unitholders. A representative of EY will attend our annual meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by EY for the audit of our annual consolidated financial statements, reviews of our consolidated financial statements included in our Forms 10-Q, consultation concerning financial accounting and reporting standards, procedures related to registration statements and other Securities and Exchange Commission (“SEC”) filings and an audit of internal control over financial reporting were $1,854,754 for 2019 and $1,798,474 for 2020.

Audit-Related Fees

There were no fees billed during fiscal years 2019 and 2020 for audit-related services by EY that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees.”

Tax Fees

The aggregate fees billed in fiscal years 2019 and 2020 for professional services rendered by EY for tax advice and compliance were $121,185 and $100,275, respectively. These services included consultation concerning tax planning and compliance.

All Other Fees

No fees were billed in fiscal years 2019 and 2020 for products and services provided by EY other than as set forth above.

Our general partner’s board of directors has adopted an audit committee charter, which is available on our website at www.magellanlp.com/AboutUs/BoardCommittees.aspx. The charter requires our audit committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm. All services reported in the Audit, Audit-Related, Tax and All Other Fees categories above were approved by our audit committee.

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Independent Auditor Proposal

Although unitholder ratification of the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2021 is advisory and not required, our audit committee and general partner’s board of directors will review the results and give serious consideration to the outcome of the vote.

The Board of Directors of our General Partner unanimously recommends unitholders vote “FOR” the Independent Auditor Proposal.

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Governance

Director Independence

The NYSE rules do not require the boards of directors of publicly traded limited partnerships be comprised of a majority of independent directors. However, with the exception of the chairman of our general partner’s board of directors, Michael N. Mears, all directors are independent and meet the independence and financial literacy requirements of the NYSE and the SEC. Based on all relevant facts and circumstances, including a review of all of our business relationships with companies where our directors may also serve as a director or officer, our general partner’s board of directors affirmatively determined on January 27, 2021, after recommendation by the chairman of our nominating and governance committee, that our independent directors have no material relationship with us or our general partner and meet the following categorical standards contained in our Governance Guidelines, which may be found on our website at www.magellanlp.com/AboutUs/Guidelines.aspx:

◾

A director will not be considered independent if the director is, or has been within the last three years, an employee, or if an immediate family member of a director is, or has been within the last three years, an executive officer of us; provided, however, that employment as an interim Chairman or CEO or other executive officer will not disqualify a director from being considered independent following that employment.

◾

A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be considered independent; provided, however, that the following need not be considered in determining independence under this test: (i) compensation received by a director for former service as an interim Chairman or CEO or other executive officer and (ii) compensation received by an immediate family member of a director for service as an employee (other than an executive officer).

◾

A director will not be considered independent if: (i) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on our audit or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time.

◾

A director or immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee will not be considered independent.

◾

A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us or our general partner for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, will not be considered independent; provided, however, that charitable organizations will not be considered “companies” for purposes of this test.

Risk Oversight

Our general partner’s board of directors oversees our enterprise risk management practices through an annual enterprise risk assessment and through our safety management system known as the System Integrity Plan (“SIP”), which contains our operations and asset integrity risk programs. Our SIP is a comprehensive program that helps us identify and minimize the risks inherent in our operations and assets. It is a process-focused approach that defines how we design, construct, operate, maintain and manage our assets. It furthers our commitment to continuous improvement of environmental, health and safety performance. Our general partner’s board of directors receives a report each quarter regarding safety and environmental performance. In addition, and in accordance with our Governance Guidelines, our general partner’s board of directors oversees

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	19

Governance

our workplace culture, including diversity and inclusion practices; enterprise risk management, including, but not limited to, commodity risk management, cybersecurity risks and environmental risks; and our compliance and ethics program, including, but not limited to, allegations of unethical or illegal conduct by the Partnership or its employees. Our general partner’s board of directors also oversees our approach to sustainability, which encompasses the tenants of environment, social and governance.

Our internal audit group annually conducts an enterprise risk assessment based on the “Internal Control Framework” and the “Enterprise Risk Management Framework”—Integrated Frameworks issued by the Committee of Sponsoring Organizations of the Treadway Commission, also known as the COSO frameworks. The COSO frameworks effectively identify, assess and assist management and our general partner’s board of directors in managing the risks our businesses face, including strategic, operations, financial reporting, compliance and governance risks. Our internal audit group presents the results of this enterprise risk management assessment and a proposed audit plan annually to the audit committee of our general partner’s board of directors. Our audit committee uses the results of the enterprise risk management assessment to evaluate and approve the annual audit plan for our internal audit group, which reports to our audit committee.

We conduct an annual enterprise risk assessment to identify, validate and perform an analysis of whether or not we have unacceptable exposure to any laws and regulations applicable to our businesses such as environmental, pipeline safety, employment practices and financial reporting rules and regulations. Our Compliance and Ethics Officer uses the results of this assessment together with input from various internal subject matter experts to develop focus areas for our Compliance and Ethics Program each year. In addition,we have a team of subject-matter experts that examine and document the procedures we have in place, and seek to identify any other procedures that might be required, to demonstrate our compliance with the Federal Energy Regulatory Commission’s rules governing oil pipelines. Our general partner’s board of directors receives an annual report from our Compliance and Ethics Officer as to the actions we have taken in response to the identified focus areas.

Our general partner’s board of directors has developed a Delegation of Authority policy that specifically limits the maximum financial obligations that can be committed by the officers of our general partner and our employees. In addition, the policy identifies certain transactions or activities that can be approved only by our general partner’s board of directors. Our general partner’s board of directors has reserved exclusive authority over the approval of any amendments that impact philosophy toward risk, hedging strategies, risk tolerances and limits in our Commodity Management Policy. Our Commodity Management Policy specifically prescribes the type of commodity-related activities that can occur and also prescribes certain maximum commodity exposure limits, above which mitigation plans must be submitted to management. Our general partner’s board of directors periodically receives updates from management on commodity-related activities and exposures and also periodically reviews this policy for any needed amendments.

In addition, each quarter in connection with regularly-scheduled board meetings and annually at a strategic planning board meeting, our executive officers report to our general partner’s board of directors on the various material risks facing us and our risk mitigation strategies. Our general partner’s board of directors and the audit committee routinely meet with our VP, Information Technology, and with external advisors recognized as experts in cybersecurity to assess cybersecurity risks and to evaluate the status of our cybersecurity efforts, which include a broad range of tools and training initiatives that work together to protect the data and systems used in our businesses. Based on the information provided through these various processes, our general partner’s board of directors actively evaluates the risks facing us and provides guidance as to the appropriate risk management strategy.

Meetings of the Board of Directors and its Committees

The board of directors of our general partner held 12 board meetings, eight audit committee meetings, five compensation committee meetings and two nominating and governance committee meetings, which is a total of 27 meetings during 2020. During 2020, no director attended fewer than 75% of: (1) the total number of

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Governance

meetings of our general partner’s board of directors held during the period for which he or she was a director; and (2) the total number of meetings held by all committees of the board on which such director served during the periods that such director served. Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings. At our 2020 annual meeting of limited partners, all of our directors were in attendance.

Board Committees

Our general partner’s board of directors has a standing audit committee, compensation committee and nominating and governance committee. Only independent directors serve on these committees. The table below indicates the members of each board committee:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Walter R. Arnheim	Chair		✓
Robert G. Croyle		✓	Chair
Lori A. Gobillot		✓	✓
Edward J. Guay	✓		✓
Chansoo Joung		✓	✓
Stacy P. Methvin	✓		✓
James R. Montague		Chair	✓
Barry R. Pearl	✓		✓

Audit Committee. Our audit committee, among other things, reviews our external financial reporting, retains our independent registered public accounting firm, approves services provided by the independent registered public accounting firm, participates in the selection of the independent registered public accounting firm’s lead partner of the Partnership’s account and reviews procedures for internal auditing and the adequacy of our internal accounting controls.

2020 Report of the Audit Committee

The audit committee of the board of directors of Magellan GP, LLC, acting in its capacity as the general partner of the Partnership, provides independent, objective oversight of the financial reporting functions and internal control systems of the Partnership. The board of directors has determined that each of the four members of the audit committee satisfies the independence, financial literacy and expertise requirements of the New York Stock Exchange (“NYSE”), and at least one of the members of the audit committee, Walter R. Arnheim, the chairman of the audit committee, is an audit committee financial expert as defined by the Securities and Exchange Commission (“SEC”). The responsibilities of the audit committee are set forth in its written charter adopted by the board of directors, which is available at www.magellanlp.com/AboutUs/BoardCommittees.aspx.

The Partnership’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The audit committee understands the need for EY to maintain objectivity and independence in its audit of the Partnership’s financial statements and internal controls over financial reporting. In its role of financial reporting oversight, the audit committee:

◾

reviewed and discussed with management and EY the audited financial statements for the year ended December 31, 2020, and management’s assessment of the effectiveness of the Partnership’s internal control over financial reporting;

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Governance

◾	reviewed with EY matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the applicable requirements of the SEC;

◾

discussed various matters with EY related to the Partnership’s consolidated financial statements, including critical accounting policies and practices used, and other material written communications between EY and management;

◾

received written disclosures and the letter from EY required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and discussed with EY its independence from the Partnership and its management; and

◾	received written material addressing EY’s internal quality control procedures and other matters, as required by the NYSE listing standards.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Dated: February 11, 2021

Submitted By:

Audit Committee

Walter R. Arnheim, Chair

Edward J. Guay

Stacy P. Methvin

Barry R. Pearl

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee—Interlocks and Insider Participation.  No member of our compensation committee has ever served as an officer of the Partnership or our general partner or as an employee. Our compensation committee approves all components of our general partner’s executive officers’ compensation and benefits and makes recommendations to our general partner’s board of directors with respect to directors’ compensation. Our general partner’s board of directors has adopted a written charter for our compensation committee, which is available on our website at www.magellanlp.com/AboutUs/BoardCommittees.aspx.

Nominating and Governance Committee.  The primary purposes of our nominating and governance committee are to identify and recommend the nomination of individuals qualified to become directors, develop and recommend to our general partner’s board of directors our governance guidelines, encourage directors to participate in continuing education programs, oversee the evaluation of our general partner’s board of directors and its standing committees, oversee the succession planning for the CEO and executive officer positions of our general partner, oversee our workplace culture, including diversity and inclusion practices, and assist our general partner’s board of directors in its oversight responsibilities regarding our governance. Our general partner’s board of directors has adopted a written charter for our nominating and governance committee, which is available on our website at www.magellanlp.com/AboutUs/BoardCommittees.aspx.

Director Nominations

The minimum qualifications our nominating and governance committee believes a candidate must meet in order to be recommended for nomination as a director are set forth in our Governance Guidelines, which have

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Governance

been approved by our general partner’s board of directors and are available on our website at www.magellanlp.com/AboutUs/Guidelines.aspx. In addition, our general partner’s board of directors has approved certain criteria for assessing director qualifications, which are used when considering new candidates for election to the board. The criteria includes the review and consideration of the current composition of the board, the expertise and talents of the current board members, the independence standards of the NYSE and SEC, the need for financial, energy industry or other specialized expertise and the experience, skills and diversity of a candidate that would best complement those already represented on the board.

Our general partner’s board of directors relies on the nominating and governance committee to identify and evaluate nominees for director. Nominees recommended by unitholders will be evaluated by our nominating and governance committee in the same manner as nominees recommended by a member of our nominating and governance committee. For more information on how to nominate an individual to our general partner’s board of directors, please see the section in this proxy statement entitled “Unitholder Proposals for 2022 Annual Meeting of Limited Partners.” While our general partner’s board of directors has not adopted a formal diversity and inclusion policy with respect to board composition, it considers it important to have a diversity of background, professional experience and education represented on our board and takes into consideration these attributes when evaluating a nominee.

Communications to our Board of Directors

The non-management members of our general partner’s board of directors meet regularly, both at quarterly board meetings and as needed. The Lead Director, Barry R. Pearl, presides at non-management board member meetings. You may send communications to our general partner’s board of directors by calling our Action Line at 1-888-475-9501. All messages received for our general partner’s board of directors will be forwarded directly to Mr. Pearl.

Code of Ethics

Our general partner’s board of directors has adopted a code of ethics that applies to our general partner’s principal executive officer, Michael N. Mears, and principal financial and accounting officer, Jeff L. Holman, and a code of business conduct that applies to all officers and directors of our general partner and to all employees. You may view the code of ethics on our website at www.magellanlp.com/AboutUs/CodeOfEthics.aspx. The code of business conduct may be viewed on our website at www.magellanlp.com/AboutUs/Governance.aspx.

Prohibition on Hedging

In order to further align our management team with the interests of our unitholders, our independent directors, executive officers and all other officers of our general partner are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps collars and exchange funds) or otherwise engaging in transactions that hedge or offset any change in the value of Magellan’s common units held directly or indirectly by such individual, including units granted as a component of compensation or otherwise.

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Executive Officers of Our General Partner

Michael J. Aaronson, 46, currently serves as SVP, Business Development and has served in such capacity since 2016. He served as VP, Crude Oil Business Development from 2015 through March 2016.    From 2014 through 2015, he served as VP, Crude Oil Transportation and Storage, from 2012 through 2013, he served as Director, Crude Oil Transportation and Storage and, from 2011 through 2012, he served as Director, Business Development. Prior to joining Magellan, Mr. Aaronson served as VP and CFO for Exterran GP LLC from 2010 through 2011. Prior to that, he served as Managing Partner of Boulder OAK Investment Fund, a private investment company, from 2009 to 2010. From 1997 to 2009, he served in positions of increasing responsibility with the Global Energy & Power Investment Banking Group of Merrill Lynch & Co., a financial management and advisory firm, including as VP beginning in 2004 and as Director beginning in 2007.

Robert L. Barnes, 56, currently serves as SVP, Commercial — Crude Oil of our general partner and has served in such capacity since 2014. He previously served as VP, Commercial — Crude Oil and Marine Terminals from 2011 to 2014. From 2007 through 2011, he served as VP, Terminals, and, from 2004 through 2007, as Director, Marine Terminal Services. Prior to joining Magellan, he worked in various staff and management positions within marketing, business and commercial development, operations and environmental since joining Williams in 1987.

Jeff L. Holman, 50, currently serves as SVP, CFO and Treasurer of our general partner and has served in such capacities since 2019. He previously served as VP, Finance and Treasurer from 2018 to 2019. From 2016 through 2018, he served as VP, Finance, Treasurer and Controller, from 2010 through 2016 as VP, Finance and Treasurer, from 2007 through 2010 as VP, Finance and Assistant Treasurer and various other treasury positions. Prior to joining Magellan in 2004, Mr. Holman held various accounting and treasury positions with Williams and MAPCO Inc. (“MAPCO”) since beginning his career in 1994.

Lisa J. Korner, 59, currently serves as SVP, Human Resources and Administration of our general partner and has served in such capacity since 2007. She was previously VP, Human Resources and Administration from 2006 to 2007, and she served as Director, Human Resources from 2004 to 2006. Prior to joining Magellan in 2004, she served as Executive Director of Human Resources Strategy and Human Resources — Information Systems for Williams from 2001 to 2002 and served as Director of Human Resources for Williams from 1999 to 2001. Ms. Korner also worked in various human resources management positions with Williams and MAPCO since 1989.

Melanie A. Little, 51, currently serves as SVP, Operations of our general partner and has served in this capacity since 2017. She served in VP-level positions from 2011 to 2017 in Crude Oil Commercial and Operations. From 2007 to 2011, Ms. Little was Director of Transportation Services for Refined Products and Marine. From 2004 to 2007, she served in environmental, health and safety management roles at Magellan. Prior to joining Magellan in 2004, she worked for Williams as Manager of Environmental Compliance. Prior to joining Williams, she held project management positions in the areas of civil construction and environmental remediation projects on behalf of the U.S. Army. She currently serves on the board of directors of Diversified Gas & Oil PLC and two non-profits, The Discovery Lab and the International Liquids Terminal Association.

Douglas J. May, 50, currently serves as SVP, General Counsel, Compliance and Ethics Officer and Assistant Secretary of our general partner and has served in such capacities since 2012. He served as VP and Assistant General Counsel of our general partner from 2011 until 2012. Prior to joining Magellan in 2011, Mr. May was a shareholder at the Tulsa, Oklahoma office of GableGotwals law firm. He was elected a GableGotwals shareholder in 2003 and served on the firm’s board of directors from 2008 until 2011. Prior to joining GableGotwals in 2001, Mr. May held various legal positions with Williams and served as an associate attorney at Skadden, Arps, Slate, Meagher & Flom.

Michael N. Mears, 58, currently serves as Chairman of the Board, President and CEO of our general partner and has served in such capacities since 2011. From 2008 through 2011, he served as COO. Mr. Mears was an SVP of our general partner from 2007 through 2008 and a VP from 2004 to 2007. Prior to joining Magellan in 2004, he served

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Executive Officers of Our General Partner

as a VP of subsidiaries of Williams from 1996 to 2004. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985. He currently serves on the board of directors of Sempra Energy.

Aaron L. Milford, 47, currently serves as COO of our general partner and has served in such capacity since 2019. He served as SVP and CFO from 2015 to 2019. Mr. Milford served as VP, Crude Oil Business Development from 2014 to 2015. From 2013 through 2014, he served as Director, Crude Oil Business Development, from 2011 through 2012, as Director, Commercial Development, and from 2007 through 2010, as Director, Business Development. Prior to joining Magellan in 2004, Mr. Milford worked for Williams since 1995 in various staff and management positions including the areas of financial planning, business development and mergers and acquisitions.

Michael C. Pearson, 58, currently serves as SVP, Technical Services of our general partner and has served in such capacity since 2019. He was previously VP, Asset Integrity from 2017 through 2019. From 2010 through 2017, he served in various other VP-level positions in asset integrity, technical services and operations and, from 2003 through 2010, served in management roles in asset integrity, technical services and operations at Magellan. Prior to joining Magellan, Mr. Pearson worked in leadership roles in technical services and engineering with MAPCO and Williams since 1989.

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Compensation of Directors and Executive Officers

Compensation Discussion and Analysis

This section describes the compensation package of our NEOs as well as the objectives and principles that make up our executive compensation programs, the compensation decisions recently made under those programs and the factors considered in making those decisions. Our compensation program is administered by our compensation committee and consists of the following four components: (i) base salary; (ii) the Magellan Midstream Partners Long-Term Incentive Plan (the “LTIP”); (iii) an annual non-equity incentive program (“AIP”); and (iv) health and retirement benefits. The objective of our compensation program is to compensate our NEOs in a manner that: (i) links our executive officers’ compensation to business objectives, achievements and strategic goals; (ii) aligns our executive officers’ interests with those of our unitholders; (iii) recognizes individual contributions; and (iv) attracts, motivates and retains highly-talented executives.

Our NEOs for 2020 include the following: our CEO, CFO, the top three other highest paid executive officers of our general partner who were serving as executive officers as of December 31, 2020 and one retired executive officer who was not serving as an executive officer as of December 31, 2020, as follows:

NEO	Title
Michael N. Mears	CEO and President
Aaron L. Milford	COO
Jeff L. Holman	SVP, CFO and Treasurer
Douglas J. May	SVP, General Counsel and Compliance and Ethics Officer
Lisa J. Korner	SVP, Human Resources and Administration
Jeff R. Selvidge(1)	Former SVP, Commercial — Refined Products

(1)	Mr. Selvidge retired effective November 30, 2020.

Overview of our Executive Compensation

We believe target compensation for our NEOs should be competitive with our peer group and any rewards should be directly linked to the rewards of our unitholders. Our executive compensation program includes a mix of fixed and variable pay with performance periods ranging from one to three years. Performance metrics for short-term and long-term incentive programs include a balance of both financial and operational targets that align with our growth strategy.

Currently, our CEO’s compensation is heavily weighted towards long-term performance with performance goals aligned with our unitholders’ interests with approximately 15% in base salary, approximately 15% based on annual performance metrics and the remaining approximately 70% weighted toward long-term equity performance and time-based awards as follows:

2020 CEO Compensation
Cash Compensation		Equity Compensation
$975,000	$1,218,750	$2,681,250	$2,681,250
Annual Salary 12.9%	AIP Performance-Based Award 16.1%	LTIP Performance-Based Award 35.5%	LTIP Time-Based Award 35.5%

Compensation for our other NEOs is similarly weighted toward long-term performance.

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The following discussion and analysis is designed to provide insight into our compensation philosophy, practices, plans and decisions. In summary:

◾	In addition to being market competitive, we believe compensation should be competitive with our peer group and based on the performance of the Partnership and the individual executive officer.

◾

We do not maintain formal employment agreements with our executive officers, thus base salaries and the receipt of AIP and LTIP awards are determined according to the compensation philosophy and review processes instituted by our compensation committee.

◾

Our executive officers are not guaranteed severance payments upon termination of employment except pursuant to the terms of the Magellan Executive Severance Pay Plan, which contains a “double trigger” provision. (See the section below entitled “Termination, Severance or Change-in-Control Provisions” for more information.)

◾

Our compensation program is designed to drive performance that creates long-term value for our unitholders. Our executive officers and board of directors are subject to equity ownership guidelines, and the guidelines have no provision to protect against losses sustained through ownership of the units.

◾

Our compensation committee establishes both short-term financial and operational goals used as the performance metrics for the AIP and a long-term financial goal as the performance metric for the LTIP.

◾

Our compensation committee exercises its judgment and discretion when reviewing the Partnership’s performance compared to pre-determined financial and operational performance metrics and individual performance.

◾

Our compensation committee assesses the risk for how we compensate our NEOs, and the review supports our belief that our compensation program structures are not likely to result in a material adverse impact to the financial success of the Partnership.

COVID-19 had a profound impact in 2020 on our employees and our business. The following discussion and analysis will also provide insight into the impact of COVID-19 on our compensation plans and decisions. In summary:

◾	Our compensation committee did not modify the established programs or targets for the 2020 AIP and 2018 LTIP.

◾	Our compensation committee did not provide additional performance-based or time-based awards.

◾	Our compensation committee did not adjust the performance metric result for the 2018 performance-based LTIP awards, which vested December 31, 2020.

◾

Our compensation committee did adjust the financial performance result for the 2020 AIP results in recognition of exceptional employee performance under challenging conditions, which enabled the company to maintain distributions at their current level despite reduced demand and lower commodity prices across the sector. The compensation committee determined a reasonable adjustment for COVID-19 impacts on 2020 AIP results would be approximately 50% of the quantifiable impact.

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Compensation of Directors and Executive Officers

Unitholder Return Performance

The following graph compares the total unitholder return performance of our common units with the performance of (i) the Alerian MLP Infrastructure Index (“AMZI”), (ii) the Standard & Poor’s 500 Stock Index (“S&P 500”) and (iii) the Standard & Poor’s 500 Energy Index (“S&P 500 Energy”). The graph assumes that $100 was invested in our common units and each comparison index beginning on December 31, 2015 and that all distributions or dividends were reinvested on a quarterly basis. The AMZI is a composite of energy infrastructure master limited partnerships, whose constituents earn the majority of their cash flow from midstream activities involving energy commodities and whose trading volume and market capitalization meet certain additional criteria. The S&P 500 Energy is a subindex of the S&P 500 that includes those classified as members of the energy sector.

	12/31/2015	12/31/2016	12/31/2017	12/31/2018	12/31/2019	12/31/2020
MMP	$100	$117	$115	$98	$115	$85
AMZI	$100	$119	$108	$95	$102	$70
S&P 500	$100	$112	$136	$130	$171	$203
S&P 500 Energy	$100	$127	$126	$103	$115	$77

Role of Unitholder “Say on Pay” Advisory Votes

At our last annual meeting, over 95% of our voting unitholders approved our executive compensation program. Although this “say on pay” vote is advisory and non-binding, our compensation committee values the input of

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our unitholders and considers the outcome of the vote when determining our executive compensation program. Our compensation committee believes the voting results confirm the unitholders’ support of our approach to executive compensation, and, accordingly, we did not materially change our approach to executive compensation during 2020. At our 2017 annual meeting, unitholders voted in favor of a proposal to hold a “say on pay” vote on an annual basis. Our compensation committee will consider future unitholders’ input when making future compensation decisions for our NEOs.

Role of the Compensation Committee

The role of our compensation committee is to assist our general partner’s board of directors in fulfilling its responsibility to motivate the executive officers of our general partner and key employees toward the achievement of certain business objectives as well as to ensure alignment of their focus with the long-term interests of our unitholders. Our compensation committee does so by recommending appropriate compensation for these executive officers and key employees.

Our executive compensation plans and policies are designed by our compensation committee to be consistent with our broader compensation philosophy and strategy, leveraging the various components of compensation in order to incent excellent performance. Each year, the components that make up the compensation package for our NEOs and other executive officers are reviewed by our compensation committee to ensure the appropriate allocation between cash and equity compensation. The committee establishes the incentive performance measures and goals for each year and verifies the achievement of results against those goals.

In making decisions about total compensation for our executive officers, our compensation committee considers a number of factors including the competitive market for talent as well as the particular executive officer’s role, responsibilities, experience and performance and recommendations made by our CEO. Our compensation committee also engages independent executive compensation consultants, attorneys or advisers as needed to assist in the determination of compensation for our executive officers. Additionally, our compensation committee reviews the results of the advisory vote of our unitholders approving our executive compensation program at our most recent annual meeting of limited partners.

Role of the Compensation Consultant

Our compensation committee engaged the independent executive compensation consulting firm of Longnecker & Associates (“L&A”) to assist with the annual evaluation of executive compensation and independent director compensation for 2020. L&A does not provide any other services to us or to our general partner’s board of directors other than serving as the independent consultant for our compensation committee. Our compensation committee conducted an independent executive compensation consultant search in 2020. Through a comprehensive review process whereby nine firms were considered and critically assessed, our compensation committee elected to retain L&A for ongoing services. Our compensation committee also conducted an assessment to determine L&A’s independence and concluded no conflict of interest currently exists or existed during 2020. L&A’s role is to assist our compensation committee by:

◾	Providing advice on executive compensation matters related to our business strategy, historical compensation philosophy, prevailing market practices and unitholders’ interests;

◾	Providing advice on relevant regulatory mandates regarding executive compensation;

◾	Providing advice on our compensation peer group for competitive benchmarking;

◾	Providing advice on competitive market data on independent director compensation;

◾	Reviewing the Compensation Discussion and Analysis disclosures in our proxy statement;

◾	Working with our management team as required from time to time to discuss executive compensation issues and prepare for our compensation committee meetings; and

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Compensation of Directors and Executive Officers

◾	Providing advice as to the appropriate level of compensation relative to achievement of established performance metrics and goals in our short-term and long-term incentive compensation programs.

Role of Management

Each year our executive management team presents our annual strategic and financial plan to our general partner’s board of directors for approval. The presentation includes a review of the historical and projected financial performance of the Partnership, the projected capital expenditure plan and a projected consolidated three-year strategic and financial plan. The performance metrics and targets for our AIP and LTIP are recommended by our CEO to our compensation committee based on the strategic and financial plan approved by our general partner’s board of directors.

The executive compensation group within our human resources department, including our SVP, Human Resources and Administration, supports our compensation committee in the execution of its responsibilities and manages the development of materials for each compensation committee meeting. The CEO considers individual and company performance relating to the performance metrics and also makes recommendations to our compensation committee regarding base salaries, AIP and LTIP awards for executive officers, including all NEOs, other than himself. The committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations. No member of the executive management team, including the CEO, has a role in determining his or her own compensation.

2020 Executive Compensation

Our executive compensation program takes into account marketplace compensation for executive talent, internal pay equity with employees, past practices of the company, individual performance and the talent, skills and experience each executive officer contributes to Magellan. Our NEOs serve without employment agreements. All compensation for these executive officers is established by our compensation committee as herein described.

Market Analysis

With the assistance of our independent compensation consultant, L&A, we reviewed peer data from 16 companies or master limited partnerships (“MLPs”), as well as third-party survey information, to evaluate the compensation for each individual executive position. In the past, Magellan exclusively utilized midstream companies for inclusion in the executive compensation peer group. However, as Magellan experienced significant growth and the midstream industry experienced consolidation through mergers and acquisitions, the pool of relevant peer companies for Magellan’s executive compensation decreased. In 2017, the compensation committee, in consultation with L&A, expanded the pool of potential peer companies to include other segments of the energy industry that are financially comparable, compete directly for talent or are a peer of several of the midstream companies in the current executive compensation peer group. The following companies were selected for our 2020 executive compensation peer group:

Midstream Energy Companies
Buckeye Partners, L.P.	Cheniere Energy, Inc.	Enable Midstream Partners, L.P.
Energy Transfer L.P.	EnLink Midstream, LLC	NuStar Energy, L.P.
ONEOK, Inc.	Plains All American Pipeline, L.P.	Targa Resources Corp.
The Williams Companies, Inc.
Upstream Energy Companies
Concho Resources, Inc.	Continental Resources, Inc.	Devon Energy Corporation
Utilities Energy Companies
CenterPoint Energy, Inc.	NiSource Inc.	WEC Energy Group, Inc.

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In reviewing the executive compensation peer group for 2020, the compensation committee (1) removed Enbridge Energy Partners, L.P. because of its acquisition by the parent company, (2) removed Enterprise Products Partners, L.P. because of its significantly larger financial indicators, (3) added Cheniere Energy, Inc. which fell within the parameters described above and (4) replaced EnLink Midstream Partners, L.P. with EnLink Midstream, LLC. The committee maintained the remainder of the companies from 2020 for the 2021 executive compensation peer group.

Market competitive pay for each NEO was determined by evaluating base salaries and target incentive awards from our peer group and targeting the market median. When this information was limited, we blended peer group data and third-party survey information from Aon, Economic Research Institute, L&A, Mercer and TowersWatson.

Internal Analysis

Similar to previous years, an internal pay equity ratio of the CEO’s total target compensation compared to total compensation of all other NEOs, as well as to each level of compensation in the Partnership, was evaluated and determined to be appropriate by our compensation committee. The required CEO pay ratio disclosure is located after the section in this proxy statement entitled “Potential Payments Upon Termination or Change-in-Control.”

Tally Sheets

In addition to the market analysis, our compensation committee reviewed internal tally sheets for each executive officer. These tally sheets are designed to show the total compensation awarded and realized, which includes what has been paid to each executive officer as well as what would be paid to the executive officer following termination of his or her employment under various scenarios. Our compensation committee believes these tally sheets provide a comprehensive picture of an executive’s total compensation along with providing the committee with a better understanding of how each component of our compensation package fits together and assist the committee in evaluating the appropriate amount of each NEO’s compensation.

2020 Base Salary

Base salary is a major part of compensation for all employees. However, it becomes a smaller percentage of total compensation as an employee rises through the ranks. Base salary is important to provide individual financial stability for personal planning purposes. There are also motivational and reward aspects to base salary, as base salary can be adjusted to account for considerations such as individual performance and time in the position. The position comparison we perform considers peer market data from the executive compensation peer group and third-party survey data.

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Compensation of Directors and Executive Officers

Base salary for each NEO is determined by evaluating the base salaries of our executive officers compared to data from our peer group when available and external third-party survey information. In evaluating 2020 base salaries for our NEOs, our compensation committee determined the base salaries for Messrs. Mears, Milford and Holman were significantly lower than the 50th percentile of market data. Therefore, their base salaries were increased to become more closely aligned to the 50th percentile of the market data. All other NEOs received increases comparable to all other employees.

NEO	2020 Base Salary After Increases and Promotions	Ratio to the 50th Percentile of Market Data
Michael N. Mears, CEO	$975,000	0.99
Aaron L. Milford, COO	$600,000	0.93
Jeff L. Holman, CFO	$480,000	0.82
Douglas J. May	$445,000	0.95
Lisa J. Korner	$429,000	1.08
Jeff R. Selvidge	$381,000	0.99

Long-Term Equity Incentive Compensation

Our compensation committee believes it is important to allocate a significant percentage of the total compensation of each NEO to long-term performance and risks similar to those experienced by our unitholders. Our compensation committee accomplishes this objective by structuring a larger percentage of our NEO’s compensation in the form of long-term variable incentive compensation rather than in the form of base salary. Our compensation committee further believes properly structured long-term performance-based compensation encourages long-term management strategies that will benefit our unitholders. Our LTIP has been designed to: (i) aid in the retention of key employees, including our NEOs, who are important to the success of the Partnership; (ii) motivate employee contributions toward long-term growth through ownership in the Partnership; and (iii) align potential increases in compensation to long-term increases in unitholder value.

Using the equity compensation philosophy described above, as well as the information gathered from the market analysis, it has been the practice of our compensation committee to grant phantom units to our NEOs during the first quarter of each year. Our LTIP awards consist of both performance-based and time-based unit awards. Our compensation committee believes combining these two forms of awards is an effective way to focus attention on unitholder return and help us retain our executive talent in a competitive market. Performance-based and time-based unit awards are subject to forfeiture if employment is terminated for any reason other than for change-in-control, retirement, death or disability prior to the end of the vesting period. In the event of a grantee’s termination due to death, disability or retirement, the number of performance-based and time-based units awarded will be prorated based upon the completed months of employment during the vesting period, and the award will be paid following the end of the vesting period with the performance-based units payout based upon the actual achievement of the performance goals. The awards do not have an early, or accelerated, vesting feature except when there is a change-in-control combined with an associated actual or constructive termination. The change-in-control provisions of our LTIP are discussed in the section below entitled “Termination, Severance or Change-in-Control Provisions.”

2020 LTIP Awards

Our compensation committee utilized the market data from third-party surveys and our peer group to establish the appropriate 2020 LTIP target awards for each NEO. In evaluating 2020 target awards, our compensation committee determined the LTIP target awards for Messrs. Mears and Holman were significantly lower than the 50th percentile of market data. Therefore, their LTIP target awards were increased to become closer aligned to

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the 50th percentile of the market data. All other NEOs received target awards in line with the median of the market data and consistent with our objectives to keep compensation opportunities tied to unitholder interest. The following table sets forth the total 2020 LTIP target award level for each NEO expressed both as a percentage of their annual base salary after increases and promotions and a target value of the award along with the number of units awarded:

	2020 Base Salary (a)	Performance-Based Award			Time-Based Award
NEO		LTIP Target (b)	Target Award Value (a * b)	Units Awarded(1)	LTIP Target (c)	Target Award Value (a * c)	Units Awarded(1)

Michael N. Mears, CEO	$975,000	275%	$2,681,250	42,675	275%	$2,681,250	42,675

Aaron L. Milford, COO	$600,000	150%	$900,000	14,325	150%	$900,000	14,325

Jeff L. Holman, CFO	$480,000	150%	$720,000	11,460	150%	$720,000	11,460

Douglas J. May	$445,000	100%	$445,000	7,083	100%	$445,000	7,083

Lisa J. Korner	$429,000	100%	$429,000	6,828	100%	$429,000	6,828

Jeff R. Selvidge	$381,000	100%	$381,000	6,064	100%	$381,000	6,064

(1)	The closing price of our common units on January 2, 2020 ($62.83) was used to calculate the number of performance-based and time-based LTIP units awarded to each of our NEOs in 2020.

The 2020 LTIP units vest on December 31, 2022, subject to the Partnership’s achievement of the performance metric as of the vesting date and the recipient’s continued employment through the vesting date.

2020 LTIP Awards Performance Metric

For the 2020 performance-based LTIP awards, our compensation committee continued to use distributable cash flow (“DCF”) per unit as the primary metric to measure the Partnership’s long-term performance. As DCF is not a generally accepted accounting principle (“GAAP”), a reconciliation of DCF to net income, which is the nearest comparable GAAP financial measure, is shown in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Distributable Cash Flow in our Annual Report on Form 10-K for the year ended December 31, 2020.

In order to focus the NEOs on the business objective of maximizing the cash flow generated by our core businesses, the performance metric excludes the impact of certain commodity-related activities. In a departure from prior year LTIP awards, our compensation committee determined not to include an adjustment mechanism for total unitholder return (“TUR”) due to the periodic volatility among the Performance Peer Group (defined below) and to more directly align the payout to DCF. Previously, the TUR metric allowed for an adjustment to the LTIP payout level based on our TUR as compared to a selected group of large cap MLPs (the “Performance Peer Group”). Our compensation committee approved the performance metric goals and payout levels for the 2020 performance-based LTIP awards as follows:

Performance Metric	Threshold 50% Payout	Target 100% Payout	Stretch 200% Payout
2022 DCF excluding commodity-related activities (per common unit outstanding)	$4.03	$4.87	$5.42

The payout percentage for performance results between threshold, target and stretch payouts will be interpolated. If the performance results are below the threshold level, the payout percentage will be 0%, and, if above the stretch level, the maximum payout will be 200%.

The 2020 LTIP awards also include the right to receive distribution equivalents for the three-year vesting period equal to the cumulative per unit distributions earned and paid to our unitholders during that period. The distribution equivalents will be determined and settled at the end of the vesting period based on the number of units paid to each recipient after the performance metric results have been determined.

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Compensation of Directors and Executive Officers

2018 LTIP Awards Vesting

The 2018 LTIP awards for our NEOs vested December 31, 2020. The performance metric for the 2018 performance-based LTIP awards was DCF per common unit excluding certain commodity-related activities. The metric result was adjusted based on non-recurring events, and the adjustments resulted in an increase in the overall payout of 4.25%. The compensation committee discussed the ongoing impact of COVID-19 throughout 2020 and chose not to adjust the financial targets and objectives mid-year. In connection with its year-end review of the 2018 LTIP financial metric results, the compensation committee assessed the impact of the unprecedented COVID-19 pandemic on the partnership’s business during the majority of 2020 and declined to make any COVID-19 adjustment to the financial metric results. The table below sets forth the final performance metric result for the 2018 performance-based LTIP awards:

Performance Metric	Threshold 50% Payout	Target 100% Payout	Stretch 200% Payout	Actual Result	Calculated Payout Percentage
2020 DCF excluding commodity-related activities (per common unit outstanding)	$4.10	$4.55	$4.92	$4.264	68.22%

The 2018 performance-based LTIP awards included the potential for an additional payout based on our TUR compared to a the Performance Peer Group. The TUR adjustment was made at the end of the vesting period based on (i) how we performed against our DCF metric and (ii) our three-year TUR as compared to the three-year TUR of the Performance Peer Group. The potential TUR adjustments for the 2018 LTIP awards were as follows:

Performance Metric Results	TUR Adjustment Range	Final Performance Metric Range

Above Threshold but Below Target Results	+/- 20%	50% - 120% Payout

At or Above Target but Below Stretch Results	+/- 30%	70% - 230% Payout

Stretch Results	+/- 50%	150% - 250% Payout

The 2018 Performance Peer Group included the following:

2018 LTIP Awards Performance Peer Group

DCP Midstream Partners, L.P.	Enterprise Products Partners, L.P.

Genesis Energy, L.P.	Holly Energy Partners, L.P.

MPLX, L.P.	NGL Energy Partners, L.P.

NuStar Energy, L.P.	Phillips 66 Partners, L.P.

Plains All American Pipeline, L.P.	Shell Midstream Partners, L.P.

TC Pipelines, L.P.	Western Gas Partners, L.P.

The 2018 Performance Peer Group was adjusted during the performance period to reflect the midstream industry consolidation through mergers and acquisitions. Rice Midstream Partners, L.P. and Spectra Energy Corporation were eliminated due to mergers with EQT Midstream Partners, L.P. and Enbridge Inc., respectively. Andeavor Logistics, L.P., Antero Midstream Partners, L.P., Boardwalk Pipeline Partners, L.P., Buckeye Partners, L.P., Dominion Energy Midstream Partners, L.P., Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P., EnLink Midstream Partners, L.P., EQT Midstream Partners, L.P., Tallgrass Energy Partners, L.P. and Williams Partners, L.P. were eliminated due to acquisition or reorganization. We were the third highest performer based on TUR in this 2018 Performance Peer Group, which provided an additional payout of 13.33% to the calculated payout percentage based on DCF for a total award payout of 81.55%.

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The 2018 LTIP awards included distribution equivalent rights equal to the distributions paid to our unitholders during the vesting period. The cumulative distributions paid to our unitholders during the vesting period were $11.0175 per unit. The 2018 performance-based LTIP awards vested for each NEO as follows:

NEO	Grant Date	2018 Performance- Based LTIP Award (a)	Calculated Payout Percentage (b)	Vested 2018 Performance- Based LTIP Award (a * b) = (c)	Distribution Equivalents on Vested Units

Michael N. Mears, CEO	02/01/2018	32,531	81.55%	26,530	$292,294

Aaron L. Milford, COO	02/01/2018	12,675	81.55%	10,337	$113,888

Jeff L. Holman, CFO	02/01/2018	2,113	81.55%	1,724	$18,994

Douglas J. May	02/01/2018	8,703	81.55%	7,098	$78,202

Lisa J. Korner	02/01/2018	8,492	81.55%	6,926	$76,307

Jeff R. Selvidge(1)	02/01/2018	7,333	81.55%	5,981	$65,896

(1)	The 2018 performance-based LTIP award for Mr. Selvidge was prorated from the original award of 7,542 units based on the effective date of his retirement on November 30, 2020.

The 2018 time-based LTIP awards for each NEO vested as follows:

NEO	Grant Date	2018 Time-Based LTIP Award	Distribution Equivalents on Vested Units

Michael N. Mears, CEO	02/01/2018	8,133	$89,605

Aaron L. Milford, COO	02/01/2018	3,169	$34,914

Jeff L. Holman, CFO	—	—	$—

Douglas J. May	02/01/2018	2,901	$31,962

Lisa J. Korner	02/01/2018	2,831	$31,191

Jeff. R. Selvidge(1)	02/01/2018	2,444	$26,927

(1)	The 2018 time-based LTIP award for Mr. Selvidge was prorated from the original award of 2,514 units based on the effective date of his retirement on November 30, 2020.

All payouts under our LTIP, including the distribution equivalents, are excluded for consideration under the terms of our pension plans and the Magellan 401(k) Plan.

Annual Non-Equity Incentive Program

All employees, including our NEOs, are eligible for participation in the AIP, which is designed to provide a flexible, annual pay-for-performance reward system that is paid out in cash. Our AIP fosters a collaborative culture by linking each employee to the Partnership’s financial performance metrics and providing specific focus on operational, safety and environmental stewardship. It also places more compensation “at risk” for individual performance to encourage employees to perform at a high level. Each year, our executive officers present an annual and three-year strategic and financial business plan to our general partner’s board of directors. During this review, our general partner’s board of directors discusses the financial targets as well as operational and strategic goals of the Partnership. Once the annual business plan is adopted, it is used as the basis for setting the performance metrics and targets of the AIP for that year.

Our compensation committee establishes a funding metric to ensure certain levels of profitability are met before any AIP payments are made. If the funding metric is not attained, no AIP payout would be made, regardless of

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whether the relevant financial, safety, environmental and other performance targets have been reached. However, funding of our AIP ultimately remains at the discretion of our compensation committee, regardless of funding metric results.

2020 AIP Target Levels

Our compensation committee utilized the market data from third-party surveys and our executive compensation peer group to establish the appropriate 2020 AIP target levels for each NEO. The compensation committee determined our existing target level payouts are in line with the market data and consistent with our objectives to keep compensation opportunities tied to unitholders interests. The 2020 AIP NEO targets expressed as a percentage of base salary were as follows:

NEO	2020 AIP Target

Michael N. Mears, CEO	125.0%

Aaron L. Milford, COO	90.0%

Jeff L. Holman, CFO	80.0%

Douglas J. May	70.0%

Lisa J. Korner	70.0%

Jeff R. Selvidge	70.0%

2020 AIP Metrics

The funding and performance metrics of our 2020 AIP were the same for all participating employees, including our NEOs. The funding metric for our 2020 AIP was $940 million in DCF, which was the approximate amount of DCF required to maintain our 2020 distributions at the fourth quarter 2019 level for a full year. Projected DCF generated through November 2020 exceeded the funding metric established by our compensation committee. Therefore, in December 2020, our compensation committee exercised its discretion to fund our AIP for 2020 contingent upon the funding trigger being met prior to December 31, 2020.

The performance metrics selected for 2020 include components that could be influenced by most employees, thereby creating a clear line-of-sight for employees between company financial performance and their own compensation. Each performance metric was chosen to reflect its importance to the Partnership and was weighted by our compensation committee to reflect our major financial and operations objectives for the year and has an established threshold amount below which no payout would be made. This is in line with our compensation committee’s perspective that it is inappropriate to pay annual non-equity incentive compensation for results that do not meet minimum performance expectations.

Threshold, target and stretch performance levels were set for each performance metric. After the initial funding metric was met, payout percentages for each performance metric were determined based on actual results attained for each metric multiplied by the weight assigned to that metric. If actual results are below threshold, the payout percentage is 0%; if actual results are at threshold, the payout percentage is 50%; if actual results are at target, the payout percentage is 100%; and if actual results are at or above stretch, the payout percentage is 200%. The payout percentage for results between threshold, target and stretch are interpolated. The payout percentage for each metric is then multiplied by the weight of the metric to calculate the total AIP payout result.

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Our program metrics remained unchanged from 2019, continuing the focus on growth in our core business as well as our operational performance, safety and environmental stewardship. The performance metrics and associated weights for the 2020 AIP were as follows:

◾

EBITDA less Maintenance Capital — 65% Weight. This metric, which excludes commodity-related activities, focused attention on the ultimate means by which our operations provide a return to our unitholders; specifically, generating DCF from our core business. In addition to the funding metric, the target goal for this metric is set high enough to ensure we generate sufficient cash flow to maintain or increase the distributions we paid to our unitholders during the previous year.

◾

Commodity-Related Activities — 10% Weight. Commodity margins reflect the contribution our commodity-related activities make to distributable cash, but also recognizes most employees cannot directly impact the performance of these activities and commodity price changes can significantly influence results.

◾

Environmental & Safety Performance — 25% Weight. This discretionary portion of the payout focused attention on environmental stewardship, regulatory compliance and the health and safety of our employees. The compensation committee assessed a number of both lagging and leading indicators and progress toward operational initiatives that serve as leading indicators to improve our health and safety record and environmental stewardship.

When an acquisition occurs during the year, the AIP includes a provision explaining how financial performance metrics will be adjusted based on the financial information presented when receiving approval for the acquisition. When an internal growth project or divestiture is approved during the year, the AIP financial performance metrics are not adjusted in the same manner and generally require individual consideration of the unique circumstances.

2020 AIP Metric Results

The financial metric goals used for the AIP were established utilizing the 2020 strategic and financial plan projections approved by our general partner’s board of directors in January 2020. The table below provides the weights used for each performance metric of the 2020 AIP and the threshold, target and stretch levels established for 2020 performance. The 2020 AIP financial metric results have been adjusted based on non-recurring events, and the adjustments resulted in an increase of 1.32% to the EBITDA less maintenance capital metric.

The compensation committee discussed the ongoing impact of COVID-19 throughout 2020 and chose not to adjust the financial targets and objectives mid-year. In connection with its year-end review of the 2020 AIP financial metric results, the compensation committee assessed the impact of the unprecedented COVID-19 pandemic on the partnership’s business during the majority of 2020 and adjusted the financial metric results to recognize exceptional employee performance under challenging conditions and the ability to maintain distributions at their current level despite reduced demand and lower commodity prices across the sector. Specifically, the compensation committee assessed the financial impact of COVID-19 on the overall financial results of the partnership. Based upon this assessment it was determined, on a conservative level, the COVID-19 pandemic directly resulted in a decrease of $137 million in actual EBITDA performance. These specific impacts were primarily attributed to expansion delays and lower overall demand, which were only partially offset by increased storage revenue, expense savings and efficient management. With the aid of our independent compensation consultant, our compensation committee discussed and deliberated these specific and quantifiable impacts and determined a reasonable discretionary adjustment to our financial metric results was warranted. To create the adjustment to the EBIDTA less Maintenance Capital performance metric, the compensation committee measured the direct, quantifiable impacts of the pandemic on the Partnership’s income, taking into account all mitigation efforts, then dividing such impact by 50% and adding this amount back to the Partnership’s financial results. This adjustment resulted in an increase in payout of approximately 18.60% over formulaic results for a total payout of 91.00%. The adjustment related specifically to our financial

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metric results, and no adjustments were made to the actual metrics or financial targets. Our compensation committee made the decision to adjust the financial metric results to ensure consistency between the established goals and calculated performance. No COVID-19 related adjustments were made to the Commodity-Related Activities performance metric. The table below sets forth the final metric result for the 2020 AIP payout:

Performance Metric	Weight	2020 Adjusted Results	Threshold	Target	Stretch	Calculated Payout Percentage

EBITDA less Maintenance Capital	65.0%	$1,200.9	$1,127.0	$1,237.0	$1,304.0	54.34%

Commodity-Related Activities	10.0%	$ 130.8	$164.0	$204.0	$244.0	—%

Environmental & Safety Performance	25.0%	Above Target	- Discretionary-			36.66%

	100%	Total Calculated Payout Percentage				91.00%

Our compensation committee had the discretion to increase or decrease the payout by as much as 50% for all participants, including our NEOs, based upon personal performance. At the December 2020 compensation committee meeting, our CEO recommended to our compensation committee a payout to all NEOs, excluding his own 2020 AIP payout, without an adjustment for personal performance. Based on this recommendation and our compensation committee’s assessment of all NEOs’ performance at achieving the business goals for the year, our compensation committee awarded 100% of the portion of the total calculated payout percentage as above identified (91.00%). All payouts under our AIP are eligible for consideration under the terms of our pension plans and the Magellan 401(k) Plan, subject to Internal Revenue Service (“IRS”) limitations.

The calculations for the 2020 AIP payouts for our NEOs are as follows:

NEO	2020 Actual Base Salary(1) (a)	2020 AIP Target (b)	2020 Calculated Payout Percentage (c)	2020 Calculated Payout Amount (a * b * c)

Michael N. Mears, CEO	$998,077	125.0%	91.00%	$1,135,313

Aaron L. Milford, COO	$614,423	90.0%	91.00%	$503,212

Jeff L. Holman, CFO	$489,231	80.0%	91.00%	$356,160

Douglas J. May	$459,829	70.0%	91.00%	$292,911

Lisa J. Korner	$443,869	70.0%	91.00%	$282,745

Jeff R. Selvidge	$364,895	70.0%	91.00%	$232,438

(1)	The actual base salary included in this table reflects the actual wages paid during 2020.

Benefits

The employee benefits available to eligible participants, including our NEOs, are designed to be competitive within the energy industry and are comprised of a pension plan, 401(k) plan and health and welfare plan. Our NEOs participate in these programs on a non-discriminatory basis on the same terms as the non-executive employees. Our NEOs do not participate in a supplemental employment retirement benefit (“SERP”) or a non-qualified deferred compensation arrangement.

Perquisites

Mr. Mears has a country club membership, which is primarily used for business purposes. He is reimbursed for the monthly dues and any expenses associated with use for business purposes through normal expense

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statements. These reimbursed costs are not considered a part of his total compensation. Mr. Mears is personally responsible for all expenses he incurs that are not for business purposes. In addition to the country club membership, Mr. Mears also has an annual membership to a downtown dining club, used primarily for business purposes, and subsidized parking at our corporate offices.

Termination, Severance or Change-in-Control Provisions

None of our NEOs have an employment contract or agreement, whether written or unwritten, providing for payments at, following or in connection with any termination of employment or a change-in-control in our general partner other than the Magellan Executive Severance Plan, the AIP and other provisions in our LTIP that apply to our NEOs associated with position elimination or a change-in-control of our general partner.

Magellan Executive Severance Plan

The Magellan Executive Severance Plan provides a single lump sum payment of severance benefits to our NEOs based on years of service for the following termination events:

◾

Position Elimination — Benefits payable to the NEO are two weeks of base salary pay for every completed year of service with a minimum of six weeks of base salary and a maximum of fifty-two weeks of base salary. The NEO will also receive subsidized COBRA benefits for the first three months following termination; and

◾

Change-in-Control — As defined in the plan, to receive severance pay benefits due to a change-in-control, the NEO must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years following a change-in-control. Benefits payable to the CEO are three times the sum of annual base salary and target AIP amount and benefits payable to all other NEOs are two times the sum of annual base salary and target AIP amount. The NEO will also receive subsidized COBRA benefits for the first 12 months following termination.

Long-Term Equity Incentive Plan

To be eligible to receive a payment for outstanding performance-based or time-based unit awards under the LTIP, our NEOs must remain employed during the three-year vesting period or terminate employment as a result of a change-in-control. Exceptions to this requirement are made when employment is terminated as a result of retirement, long-term disability or death prior to the end of the vesting period, when a prorated award is paid at the end of the vesting period. Performance-based and time-based units awarded will be paid upon vesting, with the number of performance-based units paid based upon the Partnership’s achievement of the performance metric goals. Termination of employment for any other reason prior to the end of the vesting period will result in forfeiture of the NEO’s performance-based and time-based unit awards.

The change-in-control provisions of our LTIP state that in the event a participant, including any of our NEOs, resigns voluntarily for good reason or is terminated involuntarily for other than performance reasons within two years following a change-in-control as defined in the LTIP, all performance-based and time-based awards granted to that NEO will immediately vest and all performance criteria associated with performance-based awards will be deemed to have been achieved at the maximum level.

Annual Non-Equity Incentive Program

To be eligible to receive a payout from the AIP, our NEOs must be employed during the calendar year, including the last day of the calendar year, and remain employed until such time the award is actually paid, which is typically in February of the following calendar year. Exceptions to this employment requirement are made when employment is terminated as a result of retirement, long-term disability or death, when the payout is based on the NEO’s eligible earnings and typically paid in February of the following calendar year. Any NEO who terminates employment for any other reason prior to the distribution of the payout will forfeit any amounts payable under the AIP.

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Compensation of Directors and Executive Officers

Executive Officer and Independent Director Equity Ownership Guidelines

We believe significant ownership in Magellan by our executive officers and our independent directors leads to a stronger alignment of interests with our unitholders. Our equity ownership guidelines require each executive officer to own common units of Magellan, the intrinsic value of which is equal to or greater than a multiple of such executive officer’s base salary. The guidelines also require each independent director to own common units of Magellan, either directly or through our deferred compensation plan for directors, the intrinsic value of which is equal to or greater than a multiple of such independent director’s annual equity retainer. The table below sets forth the required multiples for our executive officers and independent directors:

Ownership Requirement

Chief Executive Officer	6 times Base Salary

All Other Executive Officers	3 times Base Salary

Independent Directors	3 times Annual Equity Retainer

Executive officers and independent directors are required to achieve the applicable ownership requirement within five years of becoming subject to these guidelines and, until the applicable ownership requirement is achieved, may not sell or otherwise distribute any units received as compensation or as an annual retainer, as applicable. As of June 30, 2020, the annual testing date for compliance with this policy, all NEOs and independent directors were in compliance with these guidelines. These guidelines do not protect the executive officers or independent directors from any losses sustained through ownership of the units.

Retirement of Executive Officers

Jeff R. Selvidge, our former SVP, Commercial — Refined Products, retired effective November 30, 2020. As a participant in a voluntary early retirement program, Mr. Selvidge was awarded an early retirement cash payment of $457,200. In addition, his outstanding awards under our LTIP were pro-rated and will be paid at the end of each applicable vesting period and his 2020 AIP award was based on actual eligible wages paid during 2020. See Termination, Severance, or Change in Control Provisions — Long-Term Equity Incentive Plan and Annual Non-Equity Incentive Program above for details regarding the treatment of outstanding awards under these programs in connection with a participant’s retirement.

Deductibility of Executive Compensation

We are a limited partnership and not a corporation for United States federal income tax purposes. Therefore, the compensation paid to our NEOs is not subject to the deduction limitations under Section 162(m) of the Internal Revenue Code.

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Compensation Committee Report

We have reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, we have recommended to the board of directors the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Magellan Midstream Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2020.

Submitted By:

Compensation Committee

Robert G. Croyle

Lori A. Gobillot

Chansoo Joung

James R. Montague, Chair

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

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Compensation of Directors and Executive Officers

Summary Compensation Table

The following table provides a summary of the total compensation expense awarded to, earned by or paid to our NEOs:

Name and Principal Position	Year	Salary	Unit Awards(1)	Non-Equity Incentive Program Compensation	Change in Pension Value(2)	All Other Compensation(3)	Total
Michael N. Mears, CEO and President	2020	$998,077	$5,238,784	$1,135,313	$210,133	$34,722	$7,617,029
	2019	$840,769	$4,195,088	$1,931,141	$209,530	$33,687	$7,210,215
	2018	$761,923	$2,984,493	$1,362,928	$134,754	$32,846	$5,276,944
Aaron L. Milford, COO	2020	$614,423	$1,758,538	$503,212	$197,977	$17,100	$3,091,250
	2019	$507,046	$1,603,281	$823,620	$170,282	$16,800	$3,121,029
	2018	$441,346	$1,162,854	$631,584	$83,977	$16,337	$2,336,098
Jeff L. Holman, SVP, CFO and Treasurer	2020	$489,231	$1,406,830	$356,160	$190,418	$17,100	$2,459,739
	2019	$352,391	$854,193	$442,255	$172,566	$16,800	$1,838,205
Douglas J. May, SVP, General Counsel and Compliance and Ethics Officer	2020	$459,829	$869,510	$292,911	$119,176	$17,100	$1,758,526
	2019	$423,663	$932,669	$544,937	$104,304	$16,800	$2,022,373
	2018	$410,615	$850,342	$514,156	$53,917	$16,500	$1,845,530
Lisa J. Korner, SVP, Human Resources and Administration	2020	$443,869	$838,206	$282,745	$260,292	$17,100	$1,842,212
	2019	$413,380	$910,058	$531,710	$254,791	$16,800	$2,126,739
	2018	$400,615	$829,749	$501,634	$112,577	$16,500	$1,861,075
Jeff R. Selvidge, Former SVP, Commercial - Refined Products (Mr. Selvidge retired effective November 30, 2020)	2020	$364,895	$744,416	$232,438	$243,323	$474,300	$2,059,372
	2019	$367,106	$808,181	$472,190	$237,844	$16,800	$1,902,121
	2018	$355,038	$736,904	$444,564	$158,788	$16,500	$1,711,794

(1)

The amounts reported in the Unit Awards column reflect the grant date fair value of unit awards in the years indicated as calculated in accordance with FASB ASC Topic 718 reflecting the probable outcome of any performance conditions. If the awards are ultimately earned at the maximum level, the value of the award at the time of grant would be as set forth in the table below. For a discussion of the assumptions made in the valuation, see Note 14—Long Term Incentive Plan to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020. The actual value an executive officer may realize from a unit award is contingent upon the satisfaction of the vesting conditions of the award and the closing price of our common units at the end of the vesting period.

	Maximum Grant Date Value
NEO	2018 LTIP Award	2019 LTIP Award	2020 LTIP Award
Michael N. Mears, CEO	$5,386,908	$6,338,892	$7,858,175
Aaron L. Milford, COO	$2,098,903	$2,422,517	$2,637,806
Jeff L. Holman, CFO	$—	$1,264,713	$2,110,245
Douglas J. May	$1,493,058	$1,409,289	$1,304,264
Lisa J. Korner	$1,456,883	$1,375,123	$1,257,308
Jeff R. Selvidge	$1,293,880	$1,221,184	$1,116,625

(2)

This column represents the change in pension value for our NEOs’ accumulated benefit in the pension plan from December 31, 2019 to December 31, 2020. Benefits are assumed to commence as of the earliest age that an individual could retire without a reduction in benefits. For more details regarding these amounts, see the narrative to the “2020 Pension Benefits” table in this proxy statement.

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(3)	All Other Compensation includes Magellan 401(k) Plan matching contributions, perquisites and other benefits. All Other Compensation details are as follows:

NEO	401(k) Plan Matching Contributions	Perquisites(1)	Other(2)	Total All Other Compensation
Michael N. Mears, CEO	$17,100	$17,622		$34,722
Aaron L. Milford, COO	$17,100	$—		$17,100
Jeff L. Holman, CFO	$17,100	$—		$17,100
Douglas J. May	$17,100	$—		$17,100
Lisa J. Korner	$17,100	$—		$17,100
Jeff R. Selvidge	$17,100	$—	$457,200	$474,300

(1)

The total perquisites provided to Mr. Mears represent $1,800 for parking, $1,563 for membership to a dining club used primarily for business purposes and $14,259 for reimbursed fees for a country club membership primarily used for business purposes.

(2)	Please see the section “Retirement of Executive Officer” in the “Compensation Discussion and Analysis” section of this proxy statement.

Grants of Plan-Based Awards

The following table sets forth information relating to the plan-based awards granted to our NEOs in 2020:

NEO	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Performance- Based Equity Incentive Plan Awards(2)	All Other Time- Based Unit Awards (# Units)	Grant Date Fair Value of Time- Based Equity Incentive Plan Awards(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# Units)	Target(1) (# Units)	Maximum (# Units)
Michael N. Mears, CEO	01/31/2020	$623,798	$1,247,596	$2,495,192	21,338	42,675	85,350	$2,619,392	42,675	$2,619,392
Aaron L. Milford, COO	01/31/2020	$276,491	$552,981	$1,105,962	7,163	14,325	28,650	$879,269	14,325	$879,269
Jeff L. Holman, CFO	01/31/2020	$195,693	$391,385	$782,770	5,730	11,460	22,920	$703,415	11,460	$703,415
Douglas J. May	01/31/2020	$160,940	$321,880	$643,760	3,542	7,083	14,166	$434,755	7,083	$434,755
Lisa J. Korner	01/31/2020	$155,354	$310,708	$621,416	3,414	6,828	13,656	$419,103	6,828	$419,103
Jeff R. Selvidge	01/31/2020	$127,714	$255,427	$510,854	3,032	6,064	12,128	$372,208	6,064	$372,208

(1)

For the LTIP awards granted to all NEOs in 2020, target level payout is 100% of the total units awarded with a 50% payout for threshold performance and a 200% payout for stretch performance as described in the above section of this proxy statement entitled “Compensation Discussion and Analysis.”

(2)

The fair value of the 2020 performance-based and time-based LTIP awards granted January 31, 2020 was $61.38 per unit, the closing price of our common units on the date of the grant and assumes target payout.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

In January 2020, our compensation committee set the targets and performance metrics for the 2020 AIP and the 2020 LTIP awards. A discussion of the material terms of the 2020 AIP and 2020 LTIP awards can be found above in the section entitled “Compensation Discussion and Analysis.”

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Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth all outstanding unvested equity awards held by our NEOs as of December 31, 2020:

		Equity Time-Based Awards		Equity Performance-Based Awards
NEO	Equity Award Vesting Date	Number of Time-Based Units That Have Not Vested (#)	Market Value of Time- Based Units That Have Not Vested(1) ($)	Number of Unearned Performance- Based Units That Have Not Vested (#)	Market Value of Unearned Performance- Based Units That Have Not Vested(1)(2) ($)
Michael N. Mears, CEO:
2019 award	12/31/2021	33,766	$1,674,371	33,766	$837,186
2020 award	12/31/2022	42,675	$1,942,673	42,675	$1,942,673

Total		76,441	$3,617,044	76,441	$2,779,859

Aaron L. Milford, COO:
2019 award (February)	12/31/2021	10,726	$531,875	10,726	$265,938
2019 award (May)	12/31/2021	2,119	$102,946	2,119	$51,497
2020 award	12/31/2022	14,325	$652,110	14,325	$652,110

Total		27,170	$1,286,931	27,170	$969,545

Jeff L. Holman, CFO:
2019 award (February)	12/31/2021	3,973	$197,012	1,325	$32,877
2019 award (May)	12/31/2021	3,237	$157,261	5,003	$121,554
2020 award	12/31/2022	11,460	$521,687	11,460	$521,687

Total		18,670	$875,960	17,788	$676,118

Douglas J. May:
2019 award	12/31/2021	7,507	$372,253	7,507	$186,152
2020 award	12/31/2022	7,083	$322,436	7,083	$322,436

Total		14,590	$694,689	14,590	$508,588

Lisa J. Korner:
2019 award	12/31/2021	7,325	$363,228	7,325	$181,639
2020 award	12/31/2022	6,828	$310,827	6,828	$310,827

Total		14,153	$674,055	14,153	$492,466

Jeff R. Selvidge:
2019 award(3)	12/31/2021	4,156	$206,086	4,156	$103,043
2020 award(3)	12/31/2022	1,853	$84,353	1,853	$84,353

Total		6,009	$290,439	6,009	$187,396

(1)

Represents the market value of the units based on the closing price per unit of our common units of $42.44 on December 31, 2020, plus the distribution equivalents earned through December 31, 2020. LTIP awards are typically granted in late January or early February unless otherwise above noted. The table below provides the distribution equivalents earned for each outstanding equity award:

Award	Distribution Equivalent
February 2019	$7.1475
May 2019	$6.1425
January 2020	$3.0825

44	⬛	Magellan Midstream Partners, L.P.	2021 Proxy Statement

Compensation of Directors and Executive Officers

(2)

The Partnership’s actual 2020 DCF per unit, excluding commodity-related activities, was below threshold for the 2019 performance-based LTIP awards. If December 31, 2020 was the end of the vesting period for this unit award, the TUR performance metric related to the 2019 LTIP awards would have resulted in no additional payout. Therefore, the market value of the payout amounts included in this column assumes a threshold payout and no TUR adjustment. For the 2020 performance-based LTIP award, the Partnership’s DCF per unit, excluding commodity-related activities, was between threshold and target. Therefore, the market value of the payout amounts included in this column assumes a target payout for the 2020 performance-based LTIP award.

(3)	The 2019 and 2020 LTIP awards for Mr. Selvidge were prorated from the original awards based on the effective date of his retirement on November 30, 2020.

Units Vested

The 2018 LTIP awards granted to our NEOs vested on December 31, 2020. See the “Compensation Discussion and Analysis” section of this proxy statement for detailed information regarding the 2018 LTIP metric results. The values realized on vesting of our NEOs’ 2018 LTIP awards were based on the December 31, 2020 closing price of our common units of $42.44 as follows:

	Performance-Based Awards			Time-Based Awards
NEO	Number of Units Acquired on Vesting	Unit Value Realized on Vesting ($42.44 per unit) (a)	Distribution Equivalents Realized on Vesting(1) (b)	Number of Units Vested	Unit Value Realized on Vesting ($42.44 per unit) (c)	Distribution Equivalents Realized on Vesting(1) (d)	Total Value Realized on Vesting (a)+(b)+(c)+(d)
Michael N. Mears, CEO	26,530	$1,125,933	$292,294	8,133	$345,165	$89,605	$1,852,997
Aaron L. Milford, COO	10,337	$438,702	$113,888	3,169	$134,492	$34,914	$721,996
Jeff L. Holman, CFO	1,724	$73,167	$18,994	—	$—	$—	$92,161
Douglas J. May	7,098	$301,239	$78,202	2,901	$123,118	$31,962	$534,521
Lisa J. Korner	6,926	$293,939	$76,307	2,831	$120,148	$31,191	$521,585
Jeff R. Selvidge(2)	5,981	$253,834	$65,896	2,444	$103,723	$26,927	$450,380

(1)	Distribution equivalent rights related to the 2018 LTIP awards were $11.0175/unit for awards granted in February 2018.

(2)	The 2018 LTIP awards for Mr. Selvidge were prorated from the original awards based on the effective date of his retirement on November 30, 2020.

2020 Pension Benefits

Our NEOs participate in a pension plan which we sponsor. This pension plan is a non-contributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974, and the participants in the plan are generally salaried employees. Our NEOs participate in this pension plan on the same terms as other participants.

For employees hired before January 1, 2016 and age 35 or older as of January 1, 2016, the pension benefit formula is a final average pay formula. For employees hired on or after January 1, 2016 or younger than 35 as of January 1, 2016, the pension benefit will be based upon a cash balance formula. All of our NEOs were hired prior to January 1, 2016; therefore, their accrued benefit is determined by utilizing the final average pay formula taking into consideration years of service (including, if applicable, years of service with Williams, a former employer of some of our NEOs) projected to age 65, final average pay and Social Security-covered compensation wages. The benefit is then offset by the benefit payable at normal retirement age from Williams’ pension plan (a predecessor’s pension plan), if any. The benefit is earned by the participant based upon a service ratio, the numerator of which is years of service since December 31, 2003 and the denominator of which is the total years of service possible up to age 65 from January 1, 2004.

Regardless of which formula is used to calculate the pension benefit, the plan offers single life annuity, joint and survivor life annuity and lump sum payment options. Compensation eligible for consideration under the plan includes base salary and our AIP awards up to the IRS limits, but excludes amounts payable in respect of LTIP awards. We do not provide a SERP benefit for our NEOs for any reason, including due to compensation limits imposed by the IRS.

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	45

Compensation of Directors and Executive Officers

The present value of accumulated benefits for our NEOs under the pension plan as of December 31, 2020 was as follows:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit
Michael N. Mears, CEO	Magellan Pension Plan	35	$1,076,793
Aaron L. Milford, COO	Magellan Pension Plan	25	$773,704
Jeff L. Holman, CFO	Magellan Pension Plan	22	$812,324
Douglas J. May	Magellan Pension Plan	10	$458,169
Lisa J. Korner	Magellan Pension Plan	31	$1,322,735
Jeff R. Selvidge	Magellan Pension Plan	30	$1,233,487

The present value of accumulated benefits for each NEO was calculated based on benefits accrued through December 31, 2020. The calculation assumes the participant will commence the benefit at age 62 (earliest retirement age where the benefit is not reduced) and elect a lump sum distribution. The present value assumptions are a 2.29% discount rate applicable to active participants in the final average pay formula, lump sum interest rates from the November 2020 IRS full yield curve, and the 2022 IRS 417(e)(3) prescribed mortality table. For disclosures of all significant assumptions used by the pension plan, please refer to Note 9 – Employee Benefit Plans to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020. No payments to NEOs under the pension plan were made in 2020.

46	⬛	Magellan Midstream Partners, L.P.	2021 Proxy Statement

Compensation of Directors and Executive Officers

Potential Payments Upon Termination or Change-in-Control

The amount of compensation payable to our NEOs in each termination event is listed in the table below. For purposes of severance analysis, we assumed: (i) each NEO’s employment was terminated on December 31, 2020; (ii) payouts relative to the 2020 AIP were based on 2020 metric results; and (iii) payouts under the LTIP are based on actual results, if known, or target level of performance and $42.44 per unit, the closing price of our common units on December 31, 2020. For more information regarding these potential payouts, please see the section in this proxy statement entitled “Compensation Discussion and Analysis — Termination, Severance or Change-in-Control Provisions.”

Potential Benefits and Payments Upon Termination or Change-in-Control

As of December 31, 2020

Separation or Termination Event	AIP	LTIP	Severance Benefits	Subsidized COBRA Benefits	Total
Michael N. Mears, CEO
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$946,801	$5,574,475	$—	$—	$6,521,276
Involuntary Not for Cause Termination	$—	$—	$975,000	$4,474	$979,474
For Cause Termination(2)	$—	$—	$—	$—	$—
CIC and Involuntary/Good Reason Termination(3)	$—	$14,570,547	$6,581,250	$17,897	$21,169,694
Death or Disability(4)	$946,801	$5,574,475	$—	$—	$6,521,276
Aaron L. Milford, COO
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$419,657	$2,077,489	$—	$—	$2,497,146
Involuntary Not for Cause Termination	$—	$—	$576,923	$4,474	$581,397
For Cause Termination(2)	$—	$—	$—	$—	$—
CIC and Involuntary/Good Reason Termination(3)	$—	$5,248,816	$2,280,000	$17,897	$7,546,713
Death or Disability(4)	$419,657	$2,077,489	$—	$—	$2,497,146
Jeff L. Holman, CFO
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$297,022	$910,792	$—	$—	$1,207,814
Involuntary Not for Cause Termination	$—	$—	$406,154	$4,474	$410,628
For Cause Termination(2)	$—	$—	$—	$—	$—
CIC and Involuntary/Good Reason Termination(3)	$—	$3,047,986	$1,728,000	$17,897	$4,793,883
Death or Disability(4)	$297,022	$910,792	$—	$—	$1,207,814
Douglas J. May
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$244,275	$1,291,668	$—	$—	$1,535,943
Involuntary Not for Cause Termination	$—	$—	$171,154	$4,474	$175,628
For Cause Termination(2)	$—	$—	$—	$—	$—
CIC and Involuntary/Good Reason Termination(3)	$—	$2,981,436	$1,513,000	$17,897	$4,512,333
Death or Disability(4)	$244,275	$1,291,668	$—	$—	$1,535,943

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	47

Compensation of Directors and Executive Officers

Separation or Termination Event	AIP	LTIP	Severance Benefits	Subsidized COBRA Benefits	Total
Lisa J. Korner
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$235,797	$1,257,870	$—	$—	$1,493,667
Involuntary Not for Cause Termination	$—	$—	$429,000	$4,474	$433,474
For Cause Termination(2)	$—	$—	$—	$—	$—
CIC and Involuntary/Good Reason Termination(3)	$—	$2,895,910	$1,458,600	$17,897	$4,372,407
Death or Disability(4)	$235,797	$1,257,870	$—	$—	$1,493,667
Jeff R. Selvidge(5)
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$232,438	$928,215	$—	$—	$1,160,653
Involuntary Not for Cause Termination	$—	$—	$—	$—	$—
For Cause Termination(2)	$—	$—	$—	$—	$—
CIC and Involuntary/Good Reason Termination(3)	$—	$—	$—	$—	$—
Death or Disability(4)	$—	$—	$—	$—	$—

(1)	Amounts assume the NEO retires from the organization at age 55 or later and has at least five years of vesting service with the organization.

(2)

Cause is defined under the LTIP as (i) willful failure to perform duties, (ii) gross negligence or willful misconduct, which results in a significantly adverse effect upon Magellan, (iii) willful violation or disregard of our Code of Business Conduct or other published policy or (iv) conviction of a crime involving an act of fraud, embezzlement, theft or any other act constituting a felony or causing material harm to Magellan.

(3)

A termination within two years following a change-in-control that occurs on an involuntary basis without cause or on a voluntary basis for Good Reason. Good Reason is defined under the Magellan Executive Severance Plan as (i) a reduction of more than 10% in base salary or incentive compensation opportunities, (ii) a significant reduction in the authority, duties or responsibilities of the NEO or his direct supervisor, (iii) a significant reduction in the budget over which the NEO retains authority, (iv) transfer of principal place of employment more than 50 miles or (v) any other action or inaction that constitutes a material breach by us.

(4)	Death or Disability — Disability is defined as the qualification requirements for benefits under the Magellan Long-Term Disability Plan.

(5)	Jeff R. Selvidge retired effective November 30, 2020.

CEO Pay Ratio

We identified the median employee by examining only annual base salaries for all employees, excluding our CEO, who were employed by our affiliate on December 1, 2020. We included all employees, whether employed on a full-time or part-time basis, and did not make any estimates, assumptions or adjustments to any annual base salaries.

After identifying the median employee, based on annual base salaries, we calculated annual total compensation for such employee using the same methodology we used for our NEOs as set forth in the above 2020 Summary Compensation Table. The total compensation of the median employee was $147,706 including base salary, overtime pay, non-equity incentive program pay, change in pension value and company 401(k) match. The annual total compensation of our CEO was $7,617,029. The resulting pay ratio is 52:1.

48	⬛	Magellan Midstream Partners, L.P.	2021 Proxy Statement

Compensation of Directors and Executive Officers

Director Compensation Table

Amounts earned by the independent members of our general partner’s board of directors for the fiscal year ended December 31, 2020 were as follows:

Director	Retainer and Fees Paid or Deferred	Equity Retainer Paid or Deferred(1)	Total ($)
Walter R. Arnheim	$133,000	$120,000	$253,000
Robert G. Croyle	$123,500	$120,000	$243,500
Lori A. Gobillot	$108,500	$120,000	$228,500
Edward J. Guay	$113,000	$120,000	$233,000
Chansoo Joung	$108,500	$120,000	$228,500
Stacy P. Methvin	$113,000	$120,000	$233,000
James R. Montague	$123,500	$120,000	$243,500
Barry R. Pearl	$133,000	$120,000	$253,000

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	49

Compensation of Directors and Executive Officers

(1)

Amounts reported in this column for equity retainers represent the aggregate grant date fair value of units granted pursuant to our LTIP during 2020 determined in accordance with FASB ASC Topic 718. In 2020, grants of non-deferred units, deferred units and distribution equivalents on deferred units granted in 2020 or previous years were provided to the independent directors as follows:

Director and Grant Date	Compensation Type	Method of Payment	Number of Units	Weighted Average Grant Date Unit Price	Grant Date Fair Value
Walter R. Arnheim
January 2020	Equity Retainer	Paid in Deferred Units	1,910	$62.827	$120,000
Various Dates	Distribution Equivalents	Paid in Deferred Units	8,630	$44.421	$383,351

Total			10,540		$503,351

Robert G. Croyle
January 2020	Equity Retainer	Paid in Non-Deferred Units	1,910	$62.827	$120,000
Various Dates	Distribution Equivalents	Paid in Deferred Units	3,394	$44.420	$150,760

Total			5,304		$270,760

Lori A. Gobillot
January 2020	Equity Retainer	Paid in Deferred Units	1,910	$62.827	$120,000
Various Dates	Distribution Equivalents	Paid in Deferred Units	630	$44.460	$28,010

Total			2,540		$148,010

Edward J. Guay
January 2020	Equity Retainer	Paid in Deferred Units	1,910	$62.827	$120,000
Various Dates	Distribution Equivalents	Paid in Deferred Units	997	$44.391	$44,258

Total			2,907		$164,258

Chansoo Joung
January 2020	Equity Retainer	Paid in Non-Deferred Units	1,910	$62.827	$120,000
Various Dates	Meeting Fees	Paid in Deferred Units	120	$62.500	$7,500
Various Dates	Distribution Equivalents	Paid in Deferred Units	206	$44.466	$9,160

Total			2,236		$136,660

Stacy P. Methvin
January 2020	Equity Retainer	Paid in Non-Deferred Units	1,910	$62.827	$120,000
Various Dates	Meeting Fees	Paid in Deferred Units	96	$62.500	$6,000
Various Dates	Distribution Equivalents	Paid in Deferred Units	727	$44.453	$32,317

Total			2,733		$158,317

James R. Montague
January 2020	Equity Retainer	Paid in Non-Deferred Units	1,910	$62.827	$120,000
Various Dates	Distribution Equivalents	Paid in Deferred Units	3,731	$44.423	$165,742

Total			5,641		$285,742

Barry R. Pearl
January 2020	Equity Retainer	Paid in Non-Deferred Units	1,910	$62.827	$120,000
Various Dates	Distribution Equivalents	Paid in Deferred Units	1,863	$44.395	$82,708

Total			3,773		$202,708

50	⬛	Magellan Midstream Partners, L.P.	2021 Proxy Statement

Compensation of Directors and Executive Officers

Narrative to Director Compensation Table

In 2020, independent directors of our general partner’s board of directors received: (1) a cash retainer of $80,000; (2) an equity retainer of our common units valued at $120,000 and (3) meeting fees of $1,500 for each board of directors and committee meeting attended. The Lead Director and the chairman of our audit committee each received an additional annual cash retainer of $20,000 and the chairman of our compensation committee and the chairman of our nominating and governance committee received an additional annual cash retainer of $15,000. Each director is reimbursed for out-of-pocket expenses in connection with attending board of directors or committee meetings. Each director is indemnified by us for actions associated with being a director of our general partner to the extent permitted under Delaware law.

Independent directors may elect annually to defer payment of each component of their compensation under our deferred compensation plan for directors. All deferred compensation amounts are credited to the director’s account under the plan in the form of phantom units, with distribution equivalent rights. In 2020, Messrs. Arnheim and Guay and Ms. Gobillot elected to defer their equity compensation. Messrs. Croyle, Joung, Montague and Pearl and Ms. Methvin elected not to defer compensation for 2020. The following table presents each director’s deferral balance status:

Director Compensation

Nonqualified Deferred Compensation Plan

Name	Beginning Balance January 1, 2020	2020 Deferred Compensation	2020 Distribution Equivalents	Market Value Gain/ (Loss) & Distributions	Ending Balance December 31, 2020
Walter R. Arnheim
Market Value	$5,563,349	$120,000	$383,351	$(1,863,876)	$4,202,824
Number of Units	88,489	1,910	8,630		99,029
Robert G. Croyle
Market Value	$2,235,153	$—	$150,760	$(733,028)	$1,652,885
Number of Units	35,551	—	3,394		38,945
Lori A. Gobillot
Market Value	$295,186	$120,000	$28,010	$(136,111)	$307,085
Number of Units	4,695	1,910	630		7,235
Edward J. Guay
Market Value	$536,072	$120,000	$44,258	$(215,108)	$485,222
Number of Units	8,526	1,910	997		11,433
Chansoo Joung
Market Value	$128,311	$7,500	$9,160	$(44,535)	$100,436
Number of Units	2,040	120	206		2,366
Stacy P. Methvin
Market Value	$473,132	$6,000	$32,317	$(157,129)	$354,320
Number of Units	7,525	96	727		8,348
James R. Montague
Market Value	$2,457,255	$—	$165,742	$(805,868)	$1,817,129
Number of Units	39,084	—	3,731		42,815
Barry R. Pearl
Market Value	$1,226,213	$—	$82,708	$(402,141)	$906,780
Number of Units	19,503	—	1,863		21,366

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	51

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information concerning securities that may be issued pursuant to our LTIP as of December 31, 2020:

Plan Category	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table)
Equity Compensation Plans Approved by Unitholders	1,534,377	1,117,992

Total	1,534,377	1,117,992

(1)

This amount includes units held in reserve for potential performance results. Taxes are withheld from the award to at least cover the participant’s mandatory minimum tax withholdings. Units withheld to satisfy tax withholding obligations count against the maximum number of units available under the LTIP and do not replenish the maximum number of units available.

52	⬛	Magellan Midstream Partners, L.P.	2021 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 16, 2021, the number of our common units beneficially owned by: (1) the current directors and nominees of our general partner’s board of directors; (2) the current NEOs of our general partner; and (3) all current directors and executive officers of our general partner as a group. No person or entity is known to us to beneficially own more than 5% of our common units.

Name and Address of Beneficial Owner, Director, Nominee or NEO	Our Common Units	Percentage of Common Units
Walter R. Arnheim(1)	5,204	*
Robert G. Croyle(1)	6,901	*
Lori A. Gobillot(1)	2,119	*
Edward J. Guay(1)	2,000	*
Chansoo Joung(1)	40,280	*
Stacy P. Methvin(1)	9,037	*
James R. Montague(1)	25,095	*
Barry R. Pearl(1)	22,881	*
Michael N. Mears(1)	209,455	*
Aaron L. Milford(1)	48,487	*
Jeff L. Holman(1)	26,307	*
Douglas J. May(1)	51,851	*
Lisa J. Korner(1)	92,953	*
Jeff R. Selvidge(1)	26,302	*
All Current Directors and Executive Officers as a Group (17 persons)	739,657	*

*	Represents less than 1% of common units outstanding.

(1)	The contact address for our directors, nominees and NEOs is One Williams Center, Tulsa, Oklahoma 74172.

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	53

Transactions with Related Persons, Promoters and Certain Control Persons

Review, Approval or Ratification of Transactions with Related Persons

Recognizing related person transactions present a heightened risk of conflicts of interest and improper valuation, our general partner’s board of directors has adopted a written policy, which must be followed in connection with all related person transactions involving us or our subsidiaries. Under this policy, any related person transaction may be entered into or continue only if approved as follows:

◾

By a specially appointed conflicts committee of our general partner’s board of directors, if the related person transaction is between our general partner or any of its affiliates, on the one hand, and us, any operating partnerships, any partner or assignee, on the other hand;

◾

If the related person transaction is in the normal course of our business and is (a) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (b) fair to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us), then the CEO of our general partner has authority to approve the transaction. The CEO’s signature on an authorization for expenditure form with a related person is conclusive evidence of his approval pursuant to the policy. If we will be entering into several transactions of the same type over a period of time with a related person, the CEO may pre-approve all such transactions, but must review such pre-approvals not less than annually; or

◾	Any other related person transaction may be approved by a majority of the disinterested directors on our general partner’s board of directors.

We are not aware of any related person transactions required to be reported under applicable SEC rules for 2020.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our common units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require a copy of all these filed Section 16(a) forms must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our common units. Based on a review of the copies of these forms and amendments thereto with respect to 2020, we are not aware of any late filings.

Unitholder Proposals For 2022 Annual Meeting of Limited Partners

Any common unitholder entitled to vote at our 2022 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner or submit other proposals for consideration during the annual meeting by complying with the notice procedures discussed below. Your ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event

54	⬛	Magellan Midstream Partners, L.P.	2021 Proxy Statement

are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act or the law of any other state in which we are qualified to do business.

As required by the SEC rules, the deadline for submitting any proposal for consideration at our 2022 annual meeting is October 21, 2021. However, our limited partnership agreement allows a unitholder to nominate a person to our general partner’s board of directors between December 8, 2021 and December 23, 2021. To submit a proposal, written notice must be delivered to our general partner at One Williams Center, Tulsa, Oklahoma 74172 and must include: (1) information regarding the proposal or as to each person whom the unitholder proposes to nominate for election or re-election as a director of our general partner, all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected) and (2) as to the unitholder giving the notice: (i) the name and address of such unitholder and (ii) the number of units which are owned by the unitholder.

Where You Can Find More Information About Us

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. We also maintain a website at www.magellanlp.com through which our SEC filings may be accessed.

You may request a copy of the audit, compensation and nominating and governance committee charters and Governance Guidelines of our general partner’s board of directors and our code of ethics, code of business conduct, annual report or SEC filings without charge by calling or writing to us at the following address:

Investor Relations Department

Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Local phone: (918) 574-7000

Toll-free phone: (877) 934-6571

If you would like to request documents from us, please do so at least 10 business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting. Each of these documents are also available on our website at www.magellanlp.com.

You should rely only on the information contained in this proxy statement to vote your units during the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. The information contained in this document is applicable as of the date indicated on the cover of this document unless the information specifically indicates another date applies.

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	55

ANNEX A

Magellan Midstream Partners

Long-Term Incentive Plan

Amended and Restated as of January 26, 2021

SECTION 1. Purpose of the Plan.

The Magellan Midstream Partners Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), by providing to directors of Magellan GP, LLC, a Delaware limited liability company (the “Company”) and the general partner of the Partnership, and employees of its Affiliates who perform services for the Partnership, incentive compensation awards for superior performance that are based on Units. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the interests of the Partnership and its partners.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means a Phantom Unit or Performance Award granted under the Plan and shall include any tandem DERs granted with respect to a Phantom Unit.

“Award Agreement” means the written agreement by which an Award shall be evidenced.

“Board” means the Board of Directors of the Company.

“Committee” means the Compensation Committee of the Board or such other independent committee of the Board appointed by the Board to administer the Plan.

“DER” means a contingent right, granted in tandem with a specific Phantom Unit, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Phantom Unit is outstanding.

“Director” means a member of the Board who is not an Employee.

“Disability” shall have the meaning ascribed to such term in the Company’s governing long-term disability plan, or if no such plan is applicable to the Participant, as determined by the Committee.

“Employee” means any employee of the Company or an Affiliate who performs services for the Partnership, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	A-1

ANNEX A

“Fair Market Value” means the closing sales price of a Unit on the payment date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Participant” means any Employee or Director granted an Award under the Plan.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Partners, L.P, as it may be amended or amended and restated from time to time.

“Performance Award” means a right, granted under Section 6(b) hereof, to receive Awards based upon performance criteria specified by the Committee.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Phantom Unit” means a phantom (notional) Unit granted under the Plan which upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, whichever is determined by the Committee.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is not payable to the Participant, which for a Phantom Unit Award is generally three years.

“Retirement” shall have the meaning ascribed to such term in the Company’s governing tax-qualified retirement plan, or if no such plan is applicable to the Participant, as determined by the Committee.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Unit” means a common unit of the Partnership.

SECTION 3. Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 8, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a Director. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent and under what circumstances Awards may be settled, canceled or forfeited; (vi) interpret and administer the Plan and any

A-2	⬛	Magellan Midstream Partners, L.P.	2021 Proxy Statement

ANNEX A

instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant and any beneficiary of any Award.

SECTION 4. Units.

(a) Units Available. Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Awards may be granted under the Plan is 13,700,000. If any Phantom Unit is forfeited or otherwise terminates or is canceled without the delivery of a Unit, then the Unit covered by such Award, to the extent of such forfeiture, termination or cancellation shall again be Units with respect to which an Award may be granted.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing.

(c) Adjustments. In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted and (ii) the number and type of Units (or other securities or property) subject to outstanding Awards or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

SECTION 5. Eligibility.

Any Employee or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

SECTION 6. Awards.

(a) Phantom Units. The Committee shall have the authority to determine the Employees and Directors to whom Phantom Units shall be granted, the number of Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Phantom Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to such Phantom Units.

(i) DERs. To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	A-3

ANNEX A

(ii) Forfeiture. Except as otherwise provided in the terms of the Phantom Units grant, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Phantom Units shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Phantom Units; provided, however, the Participant shall have no right to petition or request the Committee to review, or bring an appeal to the Committee regarding, the forfeiture.

(iii) Lapse of Restrictions. Upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 9(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

(b) Performance Awards. The Committee is authorized to grant Performance Awards to Participants on the following terms and conditions:

(i) Right to Payment. A Performance Award shall confer upon Participant rights, valued as determined by the Committee, and payable to the Participant to whom the Performance Award is granted, in whole or in part, as the Committee shall establish at grant or thereafter. The performance criteria and all other terms and conditions of the Performance Award shall be determined by the Committee upon the grant of each Performance Award or thereafter.

(ii) Other Terms. A Performance Award may be denominated or payable in cash, deferred cash, Units, other Awards or other property, and other terms of Performance Awards shall be as determined by the Committee.

(c) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Compliance With Section 409A. Each Award under this Plan is intended either (i) to qualify as “short term deferral” as such phrase is used in Section 409A of the Internal Revenue Code of 1986 or (ii) to comply with the requirements of Section 409A. In that regard, notwithstanding anything in any Award to the contrary, in no event shall payment of or under an Award be made later than 2-1/2 months following the year in which such payment ceases to be subject to substantial risk of forfeiture for purposes of Section 409A.

(iii) Limits on Transfer of Awards. No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, however, that Awards may be transferred by will and the laws of descent and distribution.

(iv) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(v) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

A-4	⬛	Magellan Midstream Partners, L.P.	2021 Proxy Statement

ANNEX A

(vi) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.

(vii) Delivery of Units or other Securities. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine.

(viii) Minimum Vesting Provision. Awards (other than cash-settled Awards) made to Employees or Directors shall not be scheduled to vest earlier than the date that is one year following the date the Award is granted by the Committee; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the Units available pursuant to Section 4(a) may be granted to any one or more Employees or Directors without respect to such minimum vesting provision.

SECTION 7. Change in Control.

(a) Change in Control. A “Change in Control” shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any direct or indirect sale, lease, exchange, liquidation, division or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership to any person or persons, other than to one or more Affiliates; (ii) the consolidation, reorganization, merger, recapitalization, exchange, division or other similar transaction (in one transaction or a series of related transactions) (any such transaction or series of transactions referred to herein as a “Merger”) pursuant to which (a) more than 50% of the combined voting power of the outstanding equity interests in the Company or its successor entities cease to be owned, directly or indirectly, by the Partnership, (b) more than 50% of the combined voting power of the outstanding equity interests in the Partnership or its successor entities cease to be, directly or indirectly, owned immediately following the Merger by the owners of such interests immediately prior to the Merger, or (c) the Company or one or more other Affiliates of the Partnership cease to be general partner(s) of the Partnership or its successor; (iii) a person or group other than the Partnership or its consolidated subsidiaries directly or indirectly becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 30% of the voting power of the then outstanding common units of the Partnership or its successor; or (iv) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board or of the board of directors or equivalent body of any successor parent of the Partnership or of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Partnership’s unitholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board in the ordinary course of business shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or otherwise outside the ordinary course of business. A Change in Control shall not be deemed to have occurred as a result of a transaction or series of transactions undertaken solely for the purpose of converting the Partnership from a limited partnership to a c-corporation or limited liability company.

(b) Payout of Awards after Change in Control. If, within two (2) years following a Change in Control, a Participant has a Termination of Affiliation (excluding any transfer to an Affiliate of the Company) voluntarily by the Participant for Good Reason or involuntarily by the Company, the Partnership or an Affiliate thereof (other than due to Cause), Awards granted prior to a Change in Control, shall automatically vest and become payable, in full, and all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level with respect to such Awards. Any payout owed to the Participant pursuant to this section shall be settled in cash.

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	A-5

ANNEX A

(c) Notification of Good Reason Event. If, within two (2) years following a Change in Control, a Good Reason Event occurs, the Participant shall provide written notice to the Company not later than 90 days after the occurrence of the Good Reason Event setting forth in reasonable detail the circumstances that constitute the Good Reason Event and tendering his or her resignation for Good Reason. If the Participant does not provide notice as set forth above, the Participant shall not have the right to resign for Good Reason based on any Good Reason Event occurring more than 90 days before a notice is given. Upon receipt of the Participant’s written notice, the Company shall have 30 days to remedy the Good Reason Event or to notify the Participant of its intent to not remedy the Good Reason Event. If the Company remedies the Good Reason Event within such 30 day period, the Participant’s resignation for Good Reason shall be rescinded and the Company shall have no obligation to pay the amount due pursuant to this section. If the Company (i) does not cure the Good Reason Event within such 30 day period or (ii) provides notice to the Participant of its intent to not remedy the Good Reason Event, the Participant’s resignation shall be effective immediately, and the Company shall be obligated to make payment to the Participant as provided herein.

(d) Definitions. For purposes of this Section 7 only, the following terms shall have the meanings set forth below:

(i) “Cause” means, unless otherwise defined in an Award Agreement, the occurrence of any one or more of the following, as determined in the good faith and reasonable judgment of the Committee: (i) willful failure by a Participant to substantially perform his or her duties (as they existed immediately prior to a Change of Control), other than any such failure resulting from a Disability, or (ii) gross negligence or willful misconduct of the Participant which results in a significantly adverse effect upon the Company, the Partnership, or an Affiliate thereof, or (iii) willful violation or disregard of the code of business conduct or other published policy of the Company, the Partnership, or an Affiliate thereof by the Participant, or (iv) Participant’s conviction of a crime involving an act of fraud, embezzlement, theft, or any other act constituting a felony or causing material harm, financial or otherwise, to the Company, the Partnership, or an Affiliate thereof.

(ii) “Termination of Affiliation” occurs on the first day on which an individual is for any reason no longer providing services to the Company, the Partnership, or an Affiliate thereof.

(iii) “Good Reason” or “Good Reason Event” means, unless otherwise defined in an Award Agreement, the occurrence, within two years following a Change of Control and without a Participant’s prior written consent, of any one or more of the following:

(1) a material change in the Participant’s duties from those assigned to the Participant immediately prior to a Change of Control, unless associated with a bona fide promotion of the Participant and a commensurate increase in the Participant’s compensation, in which case the Participant shall be deemed to consent;

(2) a significant reduction in the authority and responsibility assigned to the Participant;

(3) the removal of the Participant from, or failure to reelect the Participant to, any corporate or similar office of the Company, the Partnership, or an Affiliate thereof to which the Participant may have been elected and was occupying immediately prior to a Change of Control, unless associated with a bona fide promotion of the Participant and a commensurate increase in the Participant’s compensation or in connection with the election or appointment of the Participant to a corresponding or higher office of the Company or any Affiliate, in each which case the Participant shall be deemed to consent;

(4) a reduction of more than 10% of a Participant’s base salary;

(5) termination of any of the incentive compensation plans of the Partnership or the Company in which the Participant shall be participating at the time of a Change of Control, unless such plan is replaced by a successor plan providing incentive opportunities and awards at least as favorable to the Participant as those provided in the plan being terminated;

A-6	⬛	Magellan Midstream Partners, L.P.	2021 Proxy Statement

ANNEX A

(6) amendment of any of the incentive compensation plans of the Partnership or the Company in which the Participant shall be participating at the time of a Change of Control so as to provide for incentive opportunities and awards less favorable to the Participant than those provided in the plan being amended;

(7) failure by the Company, the Partnership, or an Affiliate thereof to continue the Participant as a participant in any of the Company’s or Partnership’s incentive compensation plans in which the Participant is participating immediately prior to a Change of Control on a basis comparable to the basis on which other similarly situated employees participate in such plan;

(8) except in relation to a wage freeze applicable to all employees of the Company, the Partnership, or an Affiliate thereof, modification of the administration of any of the incentive compensation plans so as to adversely affect the level of incentive opportunities or awards actually received by the Participant;

(9) a requirement by the Company, the Partnership, or an Affiliate thereof that the Participant’s principal duties be performed at a location more than fifty (50) miles from the location where the Participant was employed immediately preceding the Change of Control, except for travel reasonably required in the performance of the Participant’s duties;

(10) a signification reduction in the authority, duties or responsibilities of the supervisor to whom the Participant reports, including a requirement that the Participant report to an officer of the Company or employee instead of reporting directly to the board of directors of the Company;

(11) a significant reduction in the budget over which the Participant retains authority; or

(12) any other action or inaction that constitutes a material breach by the Partnership, Company or Affiliate of an agreement, if any, under which the Participant provides services.

SECTION 8. Amendment and Termination.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 8(b) below, the Board or the Committee may amend, alter, suspend, discontinue or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award or other Person.

(b) Amendments to Awards. Subject to Section 8(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided (i) the Committee may not reprice the Awards and (ii) no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 8(b), the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 9. General Provisions.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	A-7

ANNEX A

(b) Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes. In no event shall the withholding for taxes exceed that which is necessary to satisfy the employer’s maximum withholding requirements for the applicable jurisdiction (or such other rate as may be determined by the Company after considering any accounting consequences or costs). Units withheld or tendered for the payment of taxes shall not again be Units with respect to which Awards may be granted.

(c) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware law without regard to its conflict of laws principles.

(e) Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer or such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act.

(g) No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

A-8	⬛	Magellan Midstream Partners, L.P.	2021 Proxy Statement

ANNEX A

(k) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

SECTION 10. Term of the Plan.

The Plan shall be effective on the date of its approval by the Board or the Committee and, unless earlier terminated by the Board or the Committee, shall continue until the tenth anniversary of the earlier of (i) the date the Board or Committee adopted the Plan or (ii) the date the Partnership’s unitholders approved the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

2021 Proxy Statement	Magellan Midstream Partners, L.P.	⬛	A-9

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A Proposals – The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Withhold
01 – Robert G. Croyle	☐	☐
02 – Stacy P. Methvin	☐	☐
03 – Barry R. Pearl	☐	☐

2. Amendment of Long-Term Incentive Plan	For	Against	Abstain
	☐	☐	☐

3. Advisory Resolution to Approve Executive Compensation	For	Against	Abstain
	☐	☐	☐

4. Ratification of Appointment of Independent Registered Public Accounting Firm for 2021	For	Against	Abstain
	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

Magellan Midstream Partners, L.P.

Notice of 2021 Annual Meeting of Limited Partners

Proxy Solicited by Board of Directors for Annual Meeting – April 22, 2021, 10:00 a.m. Central Time

Douglas J. May and Michael N. Mears, or either of them, each with the power of substitution, are hereby authorized to represent and vote the units of the undersigned, with all the powers which the undersigned would possess if personally present, during the Annual Meeting of Limited Partners of Magellan Midstream Partners, L.P. to be held on April 22, 2021 or at any postponement or adjournment thereof.

Units represented by this proxy will be voted by the unitholder. If no such directions are indicated, the Proxies will have authority to vote FOR the Election of Directors and FOR items 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.